Exhibit 2.1

Execution Copy

SEPARATION AND DISTRIBUTION AGREEMENT

Among

MARRIOTT INTERNATIONAL, INC.,

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

MARRIOTT OWNERSHIP RESORTS, INC.,

MARRIOTT RESORTS HOSPITALITY CORPORATION,

MVCI ASIA PACIFIC PTE. LTD.

and

MVCO SERIES LLC

Dated as of November 17, 2011

ii

Schedule I – MII Assumed Liabilities

Schedule II – MII Transferred Assets

Schedule III – MVWC Assumed Liabilities

Schedule IV – MVWC Transferred Assets

Schedule V – MVWC Entities

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of November 17, 2011, between Marriott International, Inc., a Delaware corporation (“MII”), Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”) and Marriott Ownership Resorts, Inc., a Delaware corporation, Marriott Resorts Hospitality Corporation, a South Carolina corporation, MVCI Asia Pacific Pte. Ltd., a Singapore private limited company, and MVCO Series LLC, a Delaware limited liability company, (each of Marriott Ownership Resorts, Inc., Marriott Resorts Hospitality Corporation, MVCI Asia Pacific Pte. Ltd. and MVCO Series LLC, a “Guarantor”).

RECITALS

A. MII, acting through itself and its direct and indirect Subsidiaries (as defined below), currently conducts the MVWC Business and the MII Retained Business (each as defined below).

B. The board of directors of MII (“MII Board”) has determined that it is appropriate, desirable and in the best interests of MII and its stockholders to separate MII into two publicly traded companies: (a) MVWC, which following the Separation (as defined below) will own and conduct, directly and indirectly, the MVWC Business; and (b) MII, which following the Separation will own and conduct, directly and indirectly, the MII Retained Business.

C. Prior to the Distribution, the parties will complete the Internal Reorganization (as defined below) and the MVW Holdings Financing (as defined below).

D. On the Distribution Date (as defined below) and subject to the terms and conditions of this Agreement, MII will distribute to the Record Holders (as defined below), on a pro rata basis, all the outstanding shares of common stock, par value $0.01 per share, of MVWC (“MVWC Common Stock”) owned by MII on the Distribution Date (the “Distribution”).

E. The parties to this Agreement intend that (i) the MVWC Contribution (as defined below) followed by the Distribution constitute a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code with each of MII and MVWC as a party to the reorganization and (ii) the Distribution qualifies under Section 355 of the Code.

F. As a condition precedent to MII entering into this Agreement, each Guarantor agrees to guarantee all of MVWC’s obligations under this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For the purpose of this Agreement:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement, none of the MII Entities will be deemed to be an Affiliate of any MVWC Entity and none of the MVWC Entities will be deemed to be an Affiliate of any MII Entity, and no employee plan trust will be deemed an Affiliate of any employer or any Affiliate of any employer. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means the distribution agent to be appointed by the MII Board to distribute to the Record Holders the shares of MVWC Common Stock pursuant to the Distribution.

“Agreement Dispute” means any controversy, dispute or claim that (i) arises out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of a Transaction Agreement or (ii) otherwise arises out of, or in any way relates to a Transaction Agreement or the transactions contemplated thereby, including any claim based on contract, tort or statute, but excluding the Excluded Disputes.

“Ancillary Agreements” means the Employee Benefits Allocation Agreement, the Internal Reorganization Documents, the Marriott License Agreement, the Leases, Licenses and Subleases, the MVW Holdings Financing Documents, the Non-Competition Agreement, the On-Site Management Agreements, the Reciprocal Employee Discount Agreements, the Rewards Agreement, the Ritz-Carlton License Agreement, the Singapore Letter of Credit Reimbursement Agreement, the Tax Sharing and Indemnification Agreement, the Transition Services Agreements, the Telemarketing Services Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all books and records of account; general, legal, financial and accounting (including records relating to Taxes) files; customers’, prospects’, suppliers’ and other distribution lists; invoices; billing records; sales and promotional materials; artwork and photographs; manuals; and customer and supplier correspondence or other similar information; and other books, records, studies, surveys, reports, plans and documents (in any form or medium);

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, furnishings, office equipment, parts, spare parts, automobiles, trucks, motor vehicles and other transportation equipment, and other tangible personal property;

(c) all finished goods and products, materials, supplies, packaging materials and other inventories;

(d) all interests in and rights with respect to real property of whatever nature, including easements and rights of way, structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, VOIs, Whole Ownership Units and copies of all related documentation;

(e) all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for supplies, parts or services, and other commitments;

(g) all deposits, letters of credit, guarantees and performance and surety bonds;

(h) all domestic and foreign patents, and rights in respect of utility models or industrial designs; copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, domain names, trade dress and similar rights, know-how, trade secrets, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, inventions and other proprietary information and licenses from third parties granting the right to use any of the foregoing;

(i) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions, flow charts, instructions, source code, listings, object code listings, design details, algorithms, processes, formulae, and related material that would enable the software to be reproduced, recreated or recompiled, and computer databases;

(j) all credits, prepaid expenses, customer deposits, trade accounts and other accounts and notes receivable;

(k) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, and all claims, choses in action or similar rights, whether accrued or contingent, including all rights under all guarantees, warranties, indemnities and similar rights;

(l) all insurance proceeds and rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution, and copies of all documentation related to Insurance Policies;

(m) all licenses, permits, registrations, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(n) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(o) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Association” means any association, trust, property owning company or similar entity that is formed (whether incorporated or unincorporated, mandatory or voluntary) for the purpose of protecting the consumer purchasers of VOIs or Whole Ownership Units from the insolvency or bankruptcy of any MVWC Entities or for governance purposes relating to a Resort.

“Available Net Assets” shall mean, with respect to any Person, the amount, as of the respective date of calculation, by which the sum of such Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that such Person may have, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under the Guaranty set forth in Article XII of this Agreement and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following after the Distribution: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MVWC and its Subsidiaries taken as a whole to any person (as used in Section 13(d)(3) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than MVWC or one of its Subsidiaries; (b) the approval by the holders of MVWC Common Stock of any plan or proposal for the liquidation or dissolution of MVWC or MVWC’s approval or making of any bankruptcy filing; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any person (as used in Section 13(d)(3) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than MVWC or one of its Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of MVWC voting securities; or (d) the first day on which a majority of the members of MVWC’s board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Continuing Director” means, as of any date of determination, any member of the board of directors of MVWC who (a) was a member of such board of directors as of the Distribution; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Corporate Credit Facility” means the revolving credit facility in the initial amount of $200 million to be entered into between MVWC or one of its Subsidiaries as borrower and an agent or co-agents.

“Credit Support Instruments” means surety bonds, covenants, indemnities, undertakings, letters of credit or similar assurances or other credit support.

“Current Assets Accounts” means those current assets accounts of MVWC and its Subsidiaries agreed to by the parties hereto prior to the Distribution Date for purposes of determining Working Capital.

“Current Liabilities Accounts” means those current liabilities accounts of MVWC and its Subsidiaries agreed to by the parties hereto prior to the Distribution Date for purposes of determining Working Capital.

“Distribution Date” means the date, determined by the MII Board, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of MVWC Common Stock to be distributed in respect of each share of MII Common Stock in the Distribution, which ratio will be determined by the MII Board prior to the Record Date.

“Effective Date” means November 19, 2011, the date determined by the MII Board on which this Agreement will become effective.

“Effective Time” means 12:01 a.m. New York City time on the Distribution Date.

“Employee Benefits Allocation Agreement” means the Employee Benefits and other Matters Allocation Agreement, which will be effective as of the Effective Time, between MII and MVWC.

“Exchange” means the New York Stock Exchange or another national securities exchange approved by the MII Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Disputes” means (i) any controversy, dispute or claim brought by or against a third party arising out of any contract, including a Transaction Agreement, and (ii) any dispute under any Transaction Agreement that specifically provides for different dispute resolution procedures than those specified in Article X of this Agreement and which will be subject to the provisions contained in such Transaction Agreement.

“Form 10” means the registration statement on Form 10 filed by MVWC with the SEC to effect the registration of MVWC Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.

“Form 10 Liabilities” means Liabilities arising from any untrue statement or alleged untrue statement of a material fact in the Form 10 or omission or alleged omission to state a material fact required to be stated in the Form 10 or necessary to make the statements in the Form 10 not misleading with respect to all information contained in the Form 10.

“GAAP” means United States general accepted accounting principles as in effect on the date hereof.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Group” means the MII Group or the MVWC Group, as the context requires.

“Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent to each holder of MVWC Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time, including any amendment or supplement thereto.

“Insurance Policies” means the insurance policies written by third-party insurance carriers or self-insurance funds or programs of the MII Group under which, prior to the Effective Time, one or more MII Entities and/or MVWC Entities or one or more of their Affiliates (or their respective officers or directors) are insured parties, excluding insurance policies funding Benefit Plans (as defined in the Employee Benefits Allocation Agreement) (which are addressed in the Employee Benefits Allocation Agreement).

“Insurance Proceeds” means those monies:

(a) received by an insured from a third-party insurance carrier or program;

(b) paid by a third-party insurance carrier on behalf of an insured or program; or

(c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability,

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel to the extent charged to the members of the MVWC and MII Groups prior to the Effective Time) incurred in the collection thereof.

“Internal Reorganization” means the internal reorganization of MII and its Affiliates agreed to by the parties hereto prior to the Distribution.

“Internal Reorganization Documents” means the documents pursuant to which the Internal Reorganization shall be implemented.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Leases, Licenses and Subleases” means the leases, licenses and subleases between the MII Group and the MVWC Group by which one or more members of a Group make certain space and facilities available to one or more members of the other Group.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other internal personnel to the extent allocated to the members of the MVWC and MII Groups prior to the Effective Time), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Transaction Agreement (other than the Tax Sharing and Indemnification Agreement) or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“LIBOR” means the rate per annum for deposits in U.S. dollars for a one month period appearing on that page of the Bloomberg’s Report which displays British Banker’s Association Interest Settlement Rates for deposits in U.S. dollars (or if such page or service shall cease to be available, such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first business day of each month.

“Marriott License Agreement” means the License, Services and Development Agreement, which will be effective as of the Effective Date, among MII, Marriott Worldwide Corporation and MVWC.

“Maximum Available Net Assets” shall mean, with respect to any Person, the greatest of the Available Net Assets of such Person calculated as of the following dates: (A) the Distribution Date, and (B) each date on which such Person expressly reaffirms the Guaranty set forth in Article XII of this Agreement.

“MII Assumed Liabilities” means the Liabilities listed in Schedule I, including any Liabilities on the MII Balance Sheet, any Liabilities associated with the MII Transferred Assets, and all Liabilities primarily related to the MII Retained Business that are held by a MVWC Entity which will be assumed by the MII Entities in the Internal Reorganization or pursuant to Section 2.1(d).

“MII Balance Sheet” means the pro forma consolidated balance sheet of MII, including the notes thereto, as of the same date as the MVWC Balance Sheet, that MII will file with the SEC following the Distribution.

“MII Common Stock” means the Class A common stock, par value $0.01 per share, of MII.

“MII Entities” means the members of the MII Group.

“MII Group” means MII and each Person that will be a direct or indirect Subsidiary of MII immediately after giving effect to the Internal Reorganization and the Distribution.

“MII England Liabilities” means all Liabilities arising from the putative class action case, Robert England et al. v. Marriott International, Inc., et al., directly or indirectly.

“MII Liabilities” means the Liabilities of the MII Group (other than Taxes as provided for in the Tax Sharing and Indemnification Agreement), including all Liabilities reflected as Liabilities of MII and the other members of the MII Group on the MII Balance Sheet and any Liabilities of MII or any other member of the MII Group accrued subsequent to the date of the MII Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the MII Balance Sheet if prepared on a consistent basis, subject to any satisfaction of any such Liabilities subsequent to the date of the MII Balance Sheet, fifty percent (50%) of the Form 10 Liabilities with respect to claims made in the two years following the Distribution, if any, the MII Assumed Liabilities, the MII England Liabilities and other Liabilities assumed by or assigned to the MII Group under this Agreement and the Transaction Agreements (other than the Tax Sharing and Indemnification Agreement), but excluding the MVWC Assumed Liabilities.

“MII Retained Assets” means the MII Transferred Assets and all other Assets that are expressly and specifically identified in this Agreement or any Transaction Agreement as Assets to be transferred to MII or any other member of the MII Group, including:

(a) all interests in the capital stock of, or any other equity, partnership, membership, joint venture or similar interests in, the Subsidiaries of MII (other than any member of the MVWC Group) immediately prior to the Effective Time (after giving effect to the Internal Reorganization) and any capital stock of, or equity, partnership, membership, joint venture or similar interests in, any other Person (other than any member of the MVWC Group) owned by any member of the MII Group immediately prior to the Effective Time (after giving effect to the Internal Reorganization);

(b) all Assets reflected as assets of MII and the other members of the MII Group on the MII Balance Sheet and any Assets acquired by or for MII or any other member of the MII Group subsequent to the date of the MII Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the MII Balance Sheet if prepared on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the MII Balance Sheet; and

(c) all other Assets owned or held immediately prior to the Effective Time (after giving effect to the Internal Reorganization) by MII or any of its Subsidiaries (including for the avoidance of doubt, MVWC and its Subsidiaries) that are not MVWC Assets.

For the avoidance of doubt, the MII Retained Assets do not include any items expressly governed by the Tax Sharing and Indemnification Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a MII Retained Asset, any item explicitly included on a Schedule referred to in this definition of “MII Retained Assets” will take priority over any provision of the text hereof.

“MII Retained Business” means all businesses conducted by MII and its Subsidiaries, other than the MVWC Business, including (i) the ownership, development, management, operation and franchising of hotels, resorts, conference centers and executive apartments, including all hotels in the “Marriott Hotels & Resorts,” “JW Marriott Hotels & Resorts,” “Renaissance,” “Ritz-Carlton,” “EDITION,” “Autograph Collection,” “Courtyard by Marriott,” “AC Hotels by Marriott,” “Residence Inn by Marriott,” “Fairfield Inn & Suites by Marriott,” “Marriott Conference Centers,” “TownePlace Suites by Marriott,” “SpringHill Suites by Marriott,” and “Marriott Executive Apartments” hotel chains; (ii) the ExecuStay corporate apartment business; (iii) the business of licensing and operating The Ritz-Carlton, Marriott and Renaissance branded residences; (iv) the ownership, development, management and operation of the Marriott Rewards and The Ritz-Carlton Rewards systems, programs, operations, databases and member information; (v) the ownership, development, management and operation of the MARSHA reservation system; and (vi) any other businesses or operations conducted through the use of the MII Retained Assets to the extent that they do not relate to the MVWC Business.

“MII Transferred Assets” means the Assets listed in Schedule II, which will be transferred to the MII Group as part of the Internal Reorganization or pursuant to Section 2.1(d).

“MVW Holdings” means MVW US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of MVWC.

“MVW Holdings Financing” means the sale by MII of preferred stock of MVW Holdings pursuant to the MVW Holdings Financing Documents.

“MVW Holdings Financing Documents” means the Preferred Stock Purchase Agreement among MII, MVWC, MVW Holdings and the Investor(s) party thereto relating to the sale by MII of preferred stock of MVW Holdings to the Investor(s) and the Escrow Agreement relating thereto among MII, the Investor(s) party thereto and the Escrow Agent party thereto.

“MVWC Assets” means:

(a) the MVWC Transferred Assets and all other Assets that are expressly and specifically provided in this Agreement or any Transaction Agreement as Assets to be transferred to MVWC or any other member of the MVWC Group;

(b) all interests in the capital stock of, or any other equity, partnership, membership, joint venture or similar interests in, the Subsidiaries of MVWC immediately prior to the Effective Time (after giving effect to the Internal Reorganization) and any capital stock of, or equity, partnership, membership, joint venture or similar interests in, any other Person owned by any member of the MVWC Group immediately prior to the Effective Time (after giving effect to the Internal Reorganization);

(c) all Assets reflected as assets of MVWC and the other members of the MVWC Group on the MVWC Balance Sheet and any Assets acquired by or for MVWC or any other member of the MVWC Group subsequent to the date of the MVWC Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the MVWC Balance Sheet if prepared on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the MVWC Balance Sheet; and

(d) all other Assets not expressly covered in clauses (a) through (c) of this definition of “MVWC Assets” that are owned in whole or in part by MVWC or any MVWC Entity, but not owned in part by any MII Entity, immediately prior to the Effective Time (after giving effect to the Internal Reorganization).

For the avoidance of doubt, the MVWC Assets do not include any items expressly governed by the Tax Sharing and Indemnification Agreement or licensed to MVWC under the Marriott License Agreement or the Ritz-Carlton License Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a MVWC Asset, any item explicitly included on a Schedule referred to in this definition of “MVWC Assets” will take priority over any provision of the text hereof.

“MVWC Assumed Liabilities” means the Liabilities listed in Schedule III, including any Liabilities on the MVWC Balance Sheet and any Liabilities primarily related to the MVWC Business that are held by a MII Entity, which will be assumed by the MVWC Entities in the Internal Reorganization or pursuant to Section 2.1(d).

“MVWC Balance Sheet” means the pro forma consolidated balance sheet of MVWC, including the notes thereto, included in the final version of the Information Statement.

“MVWC Business” means the business and operations of the MVWC Group consisting of developing, owning, selling, marketing, financing and operating timeshare, fractional, residential and related products under the Marriott Vacation Club and Grand Residences by Marriott brands; developing, owning, selling, marketing, financing and operating fractional and related products under the Ritz-Carlton Club brand and the Ritz-Carlton Destination Club brand and residential and related products under the Ritz-Carlton Residences brand to the extent provided by the Ritz-Carlton License Agreement, and in each case, all related services, operations and activities; provided, that “MVWC Business” shall not include the activities conducted by any MII Entity under the On-Site Management Agreements or the Shared Services Agreements.

“MVWC Contribution” means the transfer of assets, including equity interests of Subsidiaries, by MII to MVWC pursuant to the Internal Reorganization.

“MVWC Entities” means the members of the MVWC Group following the Internal Reorganization, and consists of MVWC and the entities shown on Schedule V.

“MVWC Group” means MVWC and each Person that would be a direct or indirect Subsidiary of MVWC immediately after giving effect to the Internal Reorganization.

“MVWC Liabilities” means the Liabilities of the MVWC Group (other than Taxes as provided for in the Tax Sharing and Indemnification Agreement), including all Liabilities reflected as Liabilities of MVWC and the other members of the MVWC Group on the MVWC Balance Sheet and any Liabilities of MVWC or any other member of the MVWC Group accrued subsequent to the date of the MVWC Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the MVWC Balance Sheet if prepared on a consistent basis, subject to any satisfaction of any such Liabilities subsequent to the date of the MVWC Balance Sheet, fifty percent (50%) of the Form 10 Liabilities with respect to claims made in the two years following the Distribution Date, if any, and one hundred percent (100%) of the Form 10 Liabilities with respect to claims made on or after the second anniversary of the Distribution Date, if any, the MVWC Assumed Liabilities and the other Liabilities assumed by or assigned to the MVWC Group under this Agreement and the Transaction Agreements, but excluding the MII Assumed Liabilities.

“MVWC Transferred Assets” means the Assets listed in Schedule IV, which will be transferred to the MVWC Group as part of the Internal Reorganization or pursuant to Section 2.1(d).

“Non-Competition Agreement” means the Non-Competition Agreement, which will be effective as of the Effective Time, between MII and MVWC.

“Parent Undertaking Agreements” means the agreements listed on Schedule 1.1(a)(1), including, the Servicer Undertaking Agreements and the Seller Undertakings Agreements entered into by MII in connection with the issuance and sale of Timeshare Loan Backed Notes by members of the MVWC Group.

“Period-End Date” means November 4, 2011.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Privileged Information” means all Information (whether written or oral) as to which MII, MVWC or any of their Subsidiaries are entitled to assert the protection of a Privilege.

“Privileges” means all privileges that may be asserted under applicable law including privileges arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and privileges relating to internal evaluative processes.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if Fitch, Moody’s and S&P all cease to rate MVWC or all fail to make a rating of MVWC publicly available for reasons outside of MVWC’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by MVWC (as certified by a resolution of the board of directors of MVWC) as a replacement agency.

“Rating Event” means MVWC’s corporate rating is downgraded to a rating below “B” or “B2”, as applicable, by any of the Rating Agencies on any date from and after the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of the Change of Control (which 60-day period will be extended so long as the rating of MVWC is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Reciprocal Employee Discount Agreements” means each of the Reciprocal Employee Discount Agreements between MII and MVWC, which will be effective as of the Effective Time, pursuant to which the MII Group and the MVWC Group will each make certain discounts available to employees of the other Group.

“Record Date” means the close of business on the date to be determined by the MII Board as the record date for determining the shareholders of MII entitled to receive shares of MVWC Common Stock in the Distribution.

“Record Holders” means the holders of MII Common Stock on the Record Date.

“Representatives” of any Person means such Person’s directors, officers, employees, agents, accountants, counsel and other advisors and representatives.

“Resort” means a Whole Ownership Unit or VOI resort.

“Resort Documents” means the declaration of condominium, master deed, articles of incorporation for the Association, bylaws for the Association, similar organizational documents and all other documents and instruments that govern the reservation, use, and occupancy of such Resort’s accommodations and facilities, as such documents are amended from time to time.

“Rewards Agreement” means the Marriott Rewards Affiliation Agreement, which will be effective as of the Effective Time, among MII, Marriott Rewards, LLC, MVWC and Marriott Ownership Resorts, Inc.

“Ritz-Carlton License Agreement” means the License, Services and Development Agreement, which will be effective as of the Effective Date, between the Ritz-Carlton Hotel Company, L.L.C. and MVWC.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Reorganization, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or the Internal Reorganization Documents.

“Shared Services Agreements” means the Shared Services Agreements among an MII Entity, an MVWC Entity and third parties where applicable, that are in effect at or with respect to any property or resort at which MVWC Group members and MII Group members own assets or conduct operations and share services, facilities, utilities and amenities, including co-located hotels and timeshare resorts or co-located hotels and residences.

“Singapore Letter of Credit Reimbursement Agreement” means the Letter of Credit Reimbursement Agreement, which will be effective as of the Effective Time, between MII and MVWC.

“Special Purpose Entity” means (i) any Time Share SPV and (ii) any Association.

“Subsidiary” of any Person means (a) a corporation, more than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or over which such Person otherwise has control (e.g., as the managing partner of a partnership).

“Target Working Capital” means the amount to be agreed by MII and MVWC prior to the Effective Date.

“Tax Returns” has the meaning set forth in the Tax Sharing and Indemnification Agreement.

“Tax Sharing and Indemnification Agreement” means the Tax Sharing and Indemnification Agreement effective as of the Distribution Date between MII and MVWC.

“Taxes” has the meaning set forth in the Tax Sharing and Indemnification Agreement.

“Telemarketing Services Agreement” means the Telemarketing Services Agreement effective as of the Distribution Date between MII and MVWC.

“Time Share SPV” means an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in securitization transactions and the indebtedness of which is non-recourse to other MVWC Entities.

“Transaction Agreement” means this Agreement, any Ancillary Agreement, or any other agreement entered into by a member of the MII Group or a member of the MVWC Group pursuant to this Agreement or any Ancillary Agreement.

“Transition Services Agreements” means the Omnibus Transition Services Agreement, Payroll Services Agreement, Human Resources Transition Services Agreement, Information Resources Transition Services Agreement and the Relocation Services Agreement, each of which will be effective as of the Effective Time, between MII and MVWC.

“VOI” means all interests in Destination Club Products (as defined in the Marriott License Agreement).

“Warehouse Credit Facility” means the revolving credit facility in an amount up to $300 million evidenced by that certain Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2011, among Marriott Vacations Worldwide Owner Trust 2011-1, Marriott Ownership Resorts, Inc., and Wells Fargo Bank, National Association and the other “Facility Documents” as defined therein and contemplated thereby.

“Whole Ownership Unit” means a condominium unit or subdivided lot in a Resort. The term “Whole Ownership Unit” further includes all rights, benefits, privileges, obligations and liabilities granted to or imposed upon the owner of a Whole Ownership Unit under applicable Law.

“Working Capital” means the Current Assets Accounts minus the Current Liabilities Accounts, in each case determined in accordance with GAAP, consistent with the parties’ practice as of September 9, 2011 and the example agreed to by the parties hereto prior to the Distribution Date.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
AAA	Section 10.2

Agreement	Preamble

Code	Recitals

Dispute Notice	Section 10.1

Distribution	Recitals

Estimated Working Capital	Section 2.8

Expiration Date	Section 2.7(b)

Guarantor	Preamble

Guarantor Obligations	Section 12.3

Guaranty	Section 12.1

Indemnifying Party	Section 5.4(a)

Indemnitee	Section 5.4(a)

Indemnity Payment	Section 5.4(a)

Independent Accounting Firm	Section 2.9(c)

Mediation Period	Section 10.2

MII	Preamble

MII Board	Recitals

MII Indemnitees	Section 5.2

MII Released Persons	Section 5.1(a)

MVWC	Preamble

MVWC Common Stock	Recitals

MVWC Credit Support Instruments	Section 2.7(a)

MVWC Indemnitees	Section 5.3

MVWC Letters of Credit	Section 2.7(b)

MVWC Released Persons	Section 5.1(b)

MVWC Surety Bonds	Section 2.7(e)

Obligations	Section 12.1

Period-End Date Balance Sheet	Section 2.9(a)

Period-End Date Working Capital	Section 2.9(a)

Period-End Date Working Capital Statement	Section 2.9(a)

Rules	Section 10.3

Third-Party Claim	Section 5.5(a)

Third-Party Proceeds	Section 5.4(a)

Total Available Net Assets	Section 12.3

Working Capital Disagreement Notice	Section 2.9(a)

Working Capital Negotiation Period	Section 2.9(b)

ARTICLE II

THE SEPARATION

Section 2.1 Internal Reorganization; Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Effective Time, the parties will cause the Internal Reorganization to be completed.

(b) Prior to the Effective Time, the parties will (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to the MVWC Group all of the right, title and interest to all MVWC Assets after giving effect to the Internal Reorganization and (ii) take all actions necessary to cause the MVWC Group to assume all of the MVWC Assumed Liabilities to the extent that such MVWC Assumed Liabilities would otherwise remain obligations of any member of the MII Group after giving effect to the Internal Reorganization.

(c) Prior to the Effective Time, the parties will (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to the MII Group all of the right, title and interest to all MII Retained Assets after giving effect to the Internal Reorganization and (ii) take all actions necessary to cause the MII Group to assume all of the MII Assumed Liabilities to the extent that such MII Assumed Liabilities would otherwise remain obligations of any member of the MVWC Group after giving effect to the Internal Reorganization.

(d) If after the Effective Time, it is discovered that there was an omission of the transfer or conveyance by member(s) of one Group to, and the acceptance or assumption by, member(s) of the other Group of any Asset or Liability that, had the parties given specific consideration to such Asset or Liability prior to the Effective Time, would have otherwise been so transferred or conveyed pursuant to this Agreement or the Internal Reorganization Documents, the parties will use their reasonable best efforts to promptly effect such transfer or conveyance of such Asset or Liability. The parties will for all purposes treat any transfer or conveyance made pursuant to this Section 2.1(d) as if it had occurred immediately prior to the Effective Time.

(e) If after the Effective Time, it is discovered that there was a transfer or conveyance by member(s) of one Group to, and the acceptance or assumption by, members of the other Group of any Asset or Liability that was intended to be retained by the transferring or conveying party pursuant to this Agreement or the Internal Reorganization Documents, the parties will use their reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying party. The parties will for all purposes treat any transfer or conveyance made pursuant to this Section 2.1(e) as if such Asset or Liability had never been originally transferred or conveyed.

Section 2.2 Governmental Approvals and Consents.

(a) To the extent that any of the transactions contemplated by this Agreement or any Transaction Agreement requires any Governmental Approval or Consent, the parties will use their reasonable best efforts to obtain such Governmental Approval or Consent.

(b) To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Transaction Agreement is not consummated prior to the Effective Time, the parties will use their reasonable best efforts to effect such transfers as promptly following the Effective Time as practicable. Nothing in this Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of Law cannot be transferred. In the event that any such transfer of Assets or assumption of Liabilities is not consummated, from and after the Effective Time until such time as such Asset is transferred or such Liability is assumed (i) the party retaining such Asset will thereafter hold such Asset for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and (ii) the party intended to assume such Liability will pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the MII Group or the MVWC Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing, the parties agree that, as of the Effective Time, each party will be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Transaction Agreement.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer or assignment of any Asset or the deferral of the assumption of any Liability pursuant to Section 2.2(b) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Transaction Agreement.

(d) The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(b) or otherwise will not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced or agreed to be reimbursed by the party entitled to such Asset or the party intended to assume such Liability. The party retaining such Asset or Liability will use its reasonable best efforts to notify the party entitled to such Asset or intended to assume such Liability of the need for such expenditure.

(e) The parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred prior to the Effective Time and is subject to the provisions of Section 2.2(b) as owned by the member of the Group to which such Asset or Liability was intended to be transferred from and after the Effective Time, and the parties will not take any position inconsistent therewith unless otherwise required by applicable Law (in which case, the transferee Group will indemnify the transferring Group for any Taxes attributable to the Asset or Liability during the period beginning on day following the Effective Time and ending on the date of the actual transfer, provided, however, that any Taxes in respect of the actual transfer shall be paid by MII).

(f) After the Effective Time, either party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other party (or any member of its Group). Accordingly, at all times after the Effective Time, each party authorizes the other party to receive and open all mail, packages and other communications received by such party, subject to the confidentiality provisions and restrictions in Section 7.8 and to the extent that they do not relate solely to the business of the receiving party, the receiving party will promptly deliver such mail, packages or other communications to the other party as provided for in Section 7.8. The provisions of this Section 2.2(f) are not intended to, and will not, be deemed to constitute an authorization by any party to permit the other to accept service of process on its behalf and no party is or will be deemed to be the agent of any other party for service of process purposes.

Section 2.3 Termination of Agreements.

(a) Except as set forth in Section 2.3(b), the MVWC Entities, on the one hand, and the MII Entities, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among any MVWC Entity, on the one hand, and any MII Entity, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) will be of any further force or effect from and after the Effective Time. Each party will, at the reasonable request of any other party, take such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.3(a) will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Transaction Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Agreement to be entered into by any of the parties or any MVWC Entities and MII Entities);

(ii) except as otherwise provided in the Tax Sharing and Indemnification Agreement, any written Tax sharing or Tax allocation agreements to which any member of any Group is a party;

(iii) any agreements, arrangements, commitments or understandings to which any Special Purpose Entity or any third party, including any non-wholly owned Subsidiary or non-wholly owned Affiliate of MII or MVWC, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);

(iv) any agreements, arrangements, commitments, concessions or understandings whether or not in writing, by any MVWC Entities and MII Entities which is a “Property-Level Agreement,” including, but not limited to agreements for marketing or sales activities at a particular property, room block or similar accommodation agreements at a particular property, operational services or support arrangements at a particular property and agreements for sharing services, utilities, facilities, equipment and/or amenities at a particular property or between or among proximate or contiguous properties. For purposes hereof, a “Property-Level Agreement” shall mean any agreement, arrangement, commitment, concession or understanding, whether or not in writing, intended to apply to a specific property (or properties) only, but which is not intended to have brand, corporate or business-line application;

(v) any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group, including any obligation not to disclose proprietary or privileged information;

(vi) the Parent Undertaking Agreements;

(vii) the Shared Services Agreements; and

(viii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.3(b)(viii), if any.

(c) Other than Liabilities for payment and /or reimbursement for costs and other fees and charges relating to services provided by any MII Entity to any MVWC Entity, or vice versa, in the ordinary course of business prior to Effective Time and except as otherwise expressly and specifically provided in this Agreement or any Transaction Agreement, all intercompany receivables, payables, loans and other accounts between any MII Entity, on the one hand, and any MVWC Entity, on the other hand, in existence as of immediately prior to the Effective Time (other than any Liability of a MVWC Entity to a MII Entity in connection with the Marriott Rewards Program as described in the Rewards Agreement) and after giving effect to the Internal Reorganization, will be satisfied and/or settled by the relevant members of the MII Group and the MVWC Group no later than the Effective Time by (i) forgiveness by the relevant obligor or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by MII.

Section 2.4 Novation of MVWC Assumed Liabilities.

(a) Each of MII and MVWC, at the written request of the other party, will use its reasonable best efforts to obtain any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute MVWC Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any MVWC Entities, so that, in any such case, MVWC and the other MVWC Entities will be solely responsible for such MVWC Assumed Liabilities; provided, however, that none of the MII Entities or the MVWC Entities will be obligated to pay any consideration (unless such consideration is advanced by the party requesting such release, Consent, substitution or amendment) or surrender, release or modify any rights or remedies therefor to any third party from whom such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Transaction Agreement.

(b) If MII or MVWC is unable to obtain any required release, Consent, substitution or amendment as described in Section 2.4(a), the applicable MII Entity will continue to be bound by such agreements, leases, licenses and other obligations or other Liabilities and, unless not permitted by Law, a MVWC Entity will, as agent or subcontractor for such MII Entity, pay, perform and discharge fully all the obligations or other Liabilities of such MII Entity thereunder from and after the Effective Time. MVWC will indemnify each MII Indemnitee and hold it harmless against any Liabilities arising in connection therewith; provided, that MVWC will have no obligation to indemnify any MII Entity with respect to any matter to the extent that such MII Entity has engaged in any knowing violation of Law, fraud or intentional misrepresentation in connection therewith where such violation of Law, fraud or intentional misrepresentation gave rise to or increased the amount of such Liability. MII will promptly pay and remit to the applicable MVWC Entity, all money, rights and other consideration received by any MII Entity (net of any applicable expenses) in respect of such performance by such MVWC Entity (unless any such consideration is a MII Retained Asset). If and when any such release, Consent, substitution, approval or amendment is obtained or such agreement, lease, license or other rights, obligations or other Liabilities otherwise become assignable or able to be novated, MII will thereafter assign all of the MII Entities’ rights, obligations and other Liabilities thereunder to the applicable MVWC Entity without payment of any further consideration and the applicable MVWC Entity will, without the payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.5 Novation of MII Assumed Liabilities.

(a) Each of MII and MVWC, at the written request of the other party, will use its reasonable best efforts to obtain any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute MII Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any MII Entities, so that, in any such case, MII and the other MII Entities will be solely responsible for such MII Assumed Liabilities; provided, however, that none of the MII Entities or the MVWC Entities will be obligated to pay any consideration (unless such consideration is advanced by the party requesting such release, Consent, substitution or amendment) or surrender, release or modify any rights or remedies therefor to any third party from whom such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Transaction Agreement.

(b) If MII or MVWC is unable to obtain any required release, Consent, substitution or amendment as described in Section 2.5(a), the applicable MVWC Entity will continue to be bound by such agreements, leases, licenses and other obligations or other Liabilities and, unless not permitted by Law, a MII Entity will as agent or subcontractor for such MVWC Entity, pay, perform and discharge fully all the obligations or other Liabilities of such MVWC Entity thereunder from and after the Effective Time. MII will indemnify each MVWC Indemnitee and hold it harmless against any Liabilities arising in connection therewith provided, that MII will have no obligation to indemnify any MVWC Entity with respect to any matter to the extent that such MVWC Entity has engaged in any knowing violation of Law, fraud or intentional misrepresentation in connection therewith where such violation of Law, fraud or intentional misrepresentation gave rise to or increased the amount of such Liability. MVWC will promptly pay and remit to the applicable MII Entity, all money, rights and other consideration received by any MVWC Entity (net of any applicable expenses) in respect of such performance by such MII Entity (unless any such consideration is a MVWC Asset). If and when any such release, consent, substitution, approval or amendment is obtained or such agreement, lease, license or other rights, obligations or other Liabilities otherwise become assignable or able to be novated, MVWC will thereafter assign all of the MVWC Entities’ rights, obligations and other Liabilities thereunder to the applicable MII Entity without payment of any further consideration and the applicable MII Entity will, without the payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.6 Disclaimer of Representations and Warranties. Each of MII (on behalf of itself and each other MII Entity) and MVWC (on behalf of itself and each other MVWC Entity other than Special Purpose Entities) understands and agrees that, except as expressly set forth herein or in any Transaction Agreement, no party (including its Affiliates) to this Agreement, any Transaction Agreement or any other agreement or document contemplated by this Agreement, any Transaction Agreement or otherwise, is making any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing of this Agreement or of any Transaction Agreement. Except as may expressly be set forth herein or in any Transaction Agreement, (a) all such Assets are being transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form of deed or conveyance), (b) any implied warranty of merchantability, fitness for a specific purpose or otherwise is hereby expressly disclaimed, (c) the respective transferees will bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (2) any necessary Consents are not obtained or any requirements of Law are not complied with and

(d) none of the MII Entities or the MVWC Entities (including their respective Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Transaction Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Transaction Agreement.

Section 2.7 Replacement of Credit Support.

(a) MVWC will use its reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Effective Time, the replacement of the Credit Support Instruments identified or referred to on Schedule 2.7 relating to the MVWC Business and provided by or through MII or any member of the MII Group for the benefit of any member of the MVWC Group (the “MVWC Credit Support Instruments”) with alternate arrangements that do not require any credit support from MII or any member of the MII Group, and will use its reasonable best efforts to obtain from the beneficiaries of such MVWC Credit Support Instruments either the cancelled and returned Credit Support Instruments or written releases indicating that MII or the applicable member of the MII Group will, effective upon the Effective Time, have no liability with respect to such MVWC Credit Support Instruments. MII shall reasonably cooperate with MVWC in arranging for replacements of or alternatives to the MVWC Credit Support Instruments.

(b) Except as set forth in Sections 2.7(c) and (d), in the event that MVWC has not replaced any of the letters of credit set forth on Schedule 2.7 and obtained the cancelled and returned letters of credit or written releases described in Section 2.7(a) on or prior to the Effective Time, MII will maintain such letters of credit (the “MVWC Letters of Credit”), until the “Expiration Date,” of such MVWC Letter of Credit, which means for each MVWC Letter of Credit the first to occur of (i) its expiration or renewal (including any automatic or “evergreen” renewal) or (ii) the first anniversary of the Distribution Date. With respect to each MVWC Letter of Credit, during the period beginning on the Distribution Date and ending on the date MII no longer maintains such MVWC Letter of Credit, MVWC will reimburse MII for the cost of such MVWC Letter of Credit at the greater of (x) a rate of 150 basis points per annum on the outstanding face amount of such MVWC Letter of Credit or (y) MII’s demonstrated actual cost of maintaining such MVWC Letter of Credit. In addition, if a beneficiary draws under a MVWC Letter of Credit while such MVWC Letter of Credit is maintained by MII, MVWC will also reimburse MII as soon as possible, but no later than five (5) Business Days of being notified of such draw for the amount of such draw, plus interest thereon from the date of such draw at a rate of LIBOR plus 350 basis points. MVWC acknowledges that it is solely responsible for the MVWC Letters of Credit and that except as otherwise set forth in Sections 2.7(c) and (d) MII does not intend to renew any MVWC Letter of Credit or maintain such MVWC Letter of Credit beyond the applicable Expiration Date. MII and MVWC shall provide a joint notice of non-renewal to the applicable beneficiaries according to the terms of each MVWC Letter of Credit and of MVWC’s intent to provide a replacement letter of credit. Except as set forth in Sections 2.7(c) and (d), if MVWC is unable to replace any MVWC Letter of Credit by the applicable Expiration Date, MVWC will take all necessary actions to satisfy the applicable beneficiary and cause such MVWC Letter of Credit to be cancelled as of or prior to such Expiration Date.

(c) Notwithstanding Section 2.7(b), if MVWC is acting in good faith to replace the MVWC Letters of Credit relating to Italian VAT refunds that expire after the Expiration Date, but is unable to replace any such MVWC Letter of Credit prior to or as of the applicable Expiration Date, MII will continue to maintain such MVWC Letter of Credit in accordance with Section 2.7(b) until the expiration of such MVWC Letter of Credit. If MVWC is not able to cause any such MVWC Letter of Credit to be cancelled as of or prior to the applicable Expiration Date, MVWC shall pay MII a fee equal to 350 basis points per annum on the total face amount of such MVWC Letter of Credit.

(d) If MVWC is not able to cause the Letter of Credit in the amount of AED 1,000,000 relating to MVWC’s Dubai Sales Office to be cancelled as of or prior to the applicable Expiration Date, MVWC shall pay MII a per annum fee on the total face amount of such MVWC Letter of Credit equal to (i) 150 basis points until the first anniversary of the Distribution Date, and (ii) 350 basis points thereafter. If MVWC is not able to cause such Letter of Credit to be cancelled prior to the applicable Expiration Date, MII will renew such Letter of Credit for one additional year so that the new expiration date of this Letter of Credit is February 18, 2013. MVWC will take all necessary actions to cause the renewed Letter of Credit to be cancelled and provide a replacement letter of credit prior to its expiration on February 18, 2013. MVWC acknowledges that MII does not intend to renew this letter of credit beyond the February 18, 2013 expiration date.

(e) MVWC will use its reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Effective Time, the replacement of any surety, performance or similar bond relating to the MVWC Business and provided by or through MII or any member of the MII Group for the benefit of any member of the MVWC Group (the “MVWC Surety Bonds”) with alternate arrangements that do not require any support or maintenance from MII or any member of the MII Group, and will use its reasonable best efforts to obtain from the beneficiaries of such MVWC Surety Bonds written releases indicating that MII or the applicable member of the MII Group will, effective upon the Effective Time, have no liability with respect to such MVWC Surety Bonds. With respect to each MVWC Surety Bond, during the period beginning on the Distribution Date and ending on the date MII no longer maintains such MVWC Surety Bond, MVWC will reimburse MII for the cost of such MVWC Surety Bond at MII’s demonstrated actual cost of maintaining such MVWC Surety Bond. If MVWC has not replaced any such MVWC Surety Bond and obtained all related written releases on or prior to the first anniversary of the Effective Time, then MVWC will pay to MII an amount equal to the cost that MVWC would have to pay to obtain such a bond from a third party.

Section 2.8 Pre-Distribution Date Working Capital True-Up Payment. At least 5 Business Days prior to the Period-End Date, MII and MVWC shall jointly prepare and agree to an estimate of Working Capital as of the close of business on the Period-End Date (the “Estimated Working Capital”), together with a reasonably detailed explanation of the calculation thereof, prepared in accordance with GAAP applied on a basis consistent with the preparation of the MVWC Balance Sheet. On or before the Period-End Date, MII shall deposit with MVWC an amount agreed to by the parties in connection with the determination of Target Working Capital. For the avoidance of doubt, the parties agree that Target Working Capital reflects a deduction for the portion of costs incurred by MII in connection with the transactions contemplated by this Agreement and the Transaction Documents that the parties have agreed that MVWC shall bear.

Section 2.9 Post-Distribution Working Capital True-Up Payment.

(a) Within 120 days following the Distribution Date, MVWC shall prepare and deliver to MII an unaudited combined balance sheet of MVWC and its Subsidiaries as of the Period-End Date (the “Period-End Date Balance Sheet”) and a statement of Working Capital as of the close of business on the Period-End Date (the “Period-End Date Working Capital”), together with a reasonably detailed explanation of the calculation thereof, the amount of each Current Liabilities Account and each Current Assets Account included therein to be determined in accordance with GAAP applied on a basis consistent with the preparation of the MVWC Balance Sheet (the “Period-End Date Working Capital Statement”). During the 60 days following the delivery of the Period-End Date Working Capital Statement to MII, MVWC will cooperate with MII and its Representatives to provide them with reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of MVWC and its Subsidiaries used in preparing the Period-End Date Balance Sheet and the Period-End Date Working Capital Statement. The Period-End Date Balance Sheet and Period-End Date Working Capital Statement shall become binding on the sixtieth day following delivery thereof, unless prior to the end of such period, MII delivers to MVWC a written notice of its disagreement (a “Working Capital Disagreement Notice”) specifying the nature and amount of any disputed item.

(b) During the 15 day period following delivery of a Working Capital Disagreement Notice by MII to MVWC (such 15 day period, the “Working Capital Negotiation Period”), MVWC and MII in good faith shall seek to resolve in writing any differences that they have with respect to the matters specified in the Working Capital Disagreement Notice. During the Working Capital Negotiation Period, MII shall reasonably cooperate with MVWC and its Representatives to provide them with the relevant information used in preparing the Working Capital Disagreement Notice reasonably requested by MVWC or its Representatives and reasonably available to MII. Any disputed items resolved in writing between MII and MVWC within the Working Capital Negotiation Period shall be final and binding with respect to such items, and if MVWC and MII agree in writing on the resolution of each disputed item specified by MII in the Working Capital Disagreement Notice, the Period-End Date Balance Sheet and the Period-End Date Working Capital Statement so determined shall be final and binding on the parties hereto for all purposes hereunder.

(c) If MVWC and MII have not resolved all such differences by the end of the Working Capital Negotiation Period, MII and MVWC shall submit, in writing, to Ernst & Young LLP (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of Period-End Date Working Capital, and the Independent Accounting Firm shall make a written, reasoned determination as to each such disputed item and the calculation of Period-End Date Working Capital, which determination shall be final and binding on the parties hereto for all purposes hereunder. MVWC and MII shall submit their written briefs to the Independent Accounting Firm on or before the date that is 10 Business Days after the later of (i) the end of the Working Capital Negotiation Period or (ii) the date MVWC and MII select a new Independent Accounting Firm if the previously selected Independent Accounting Firm is unable or unwilling to act. If one party submits its written brief in accordance with this Section 2.9 but the other party fails to do so, the parties shall be deemed to have agreed with the positions taken by the party that submitted a brief in accordance with this Section 2.9. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties hereto in accordance with the standards set forth in this Section 2.9 within the range of the difference between MII’s position with respect thereto and MVWC’s position with respect thereto. The determination of the Independent Accounting Firm shall be based solely on the briefs submitted by the parties hereto and any other information the Accounting Firm reasonably requests based on such briefs, but not on independent review, and shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.9. If Ernst & Young LLP is unable or unwilling to act as the Independent Accounting Firm, the Independent Accounting Firm shall be such other reputable independent public accounting firm as shall be agreed in writing by MII and MVWC within 5 Business Days of notice from Ernst & Young LLP that it is unable or unwilling to act as the Independent Accounting Firm. MVWC and MII shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.3. The fees and expenses of the Independent Accounting Firm shall be borne equally by MVWC and MII. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Period-End Date Balance Sheet and calculation of Period-End Date Working Capital and preparation or review of any Working Capital Disagreement Notice, as applicable, shall be borne by such party.

(d) If the Period-End Date Working Capital, as finally determined, is less than the Target Working Capital, MII shall pay to MVWC a payment equal to the amount of such shortfall within 10 Business Days of the final determination of the Period-End Date Working Capital; if the Period-End Date Working Capital, as finally determined, is greater than Target Working Capital, MVWC shall pay to MII a payment equal to the amount of such excess within 10 Business Days of the final determination of the Period-End Date Working Capital. Either MII or MVWC, as applicable, may pay any amount owed to the other pursuant to this Section 2.9(d) that is not in dispute prior to the payment date set forth in this Section 2.9(d). To the extent a payment is required to be made to MII pursuant to Section 2.9(e), the amount of such payment shall be taken into consideration when determining the amount of any payment required by this Section 2.9(d).

(e) Prior to the Effective Date, MVWC and MII shall agree in writing to a process that will permit MII to continue to benefit, directly or indirectly, from the results of the MVWC Business during the period between the Period-End Date and the Effective Date. MVWC and MII will memorialize this process in the Estimated Working Capital and detailed explanation and calculation referred to in Section 2.8, or in a separately agreed upon instrument.

(f) Any payment due under this Section 2.9 shall bear interest from the Distribution Date to the date of such payment at a rate per annum equal to LIBOR plus 200 basis points, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.9 shall be made within 10 Business Days of the final determination of Period-End Date Working Capital pursuant to the provisions of this Section 2.9 by wire transfer of U.S. dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least 2 Business Days prior to such payment date.

ARTICLE III

ACTIONS PENDING THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution.

(a) Subject to the conditions specified in Section 3.2 and subject to Section 4.3, each of the parties will use its reasonable best efforts to consummate the Distribution. Such actions will include those specified in this Section 3.1.

(b) Prior to the Distribution, each of the parties will execute and deliver all Transaction Agreements to which it is a party and cause its Affiliates to execute and deliver any Transaction Agreements to which such Persons are parties.

(c) Prior to the Distribution, MVWC will mail the Information Statement to the Record Holders.

(d) MVWC will prepare, file with the SEC and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements.

(e) Each of the parties will take all such actions, if any, as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f) MVWC will prepare and file, and use reasonable best efforts to have approved prior to the Distribution, an application for the listing on the Exchange of the MVWC Common Stock to be distributed in the Distribution, subject to official notice of listing.

(g) Prior to the Distribution, MII will take all necessary action to cause the board of directors of MVWC to consist of the individuals identified in the Information Statement as directors of MVWC.

(h) Prior to the Distribution, MII will deliver or cause to be delivered to MVWC resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any MII Entity after the Distribution and who is an officer or director of any MVWC Entity immediately prior to the Distribution from such MVWC Entity position or positions, other than the resignation of Deborah Marriott Harrison from her position as a MVWC director.

(i) Prior to the Distribution, MVWC will deliver or cause to be delivered to MII resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any MVWC Entity after the Distribution and who is an officer or director of any MII Entity immediately prior to the Distribution from such MII Entity position or positions.

(j) Immediately prior to the Distribution, the certificate of incorporation and bylaws of MVWC, each in substantially the form filed as an exhibit to the Form 10, will be in effect.

(k) The parties will, subject to Section 4.3, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.

Section 3.2 Conditions to Distribution. The obligations of the parties to consummate the Distribution will be conditioned on the satisfaction, or waiver by the MII Board, of the following conditions:

(a) The MII Board will, in its sole and absolute discretion have authorized and approved the Separation, Internal Reorganization (other than the MVW Holdings Financing) and the Distribution and not withdrawn such authorization and approval, and will have declared the dividend of MVWC Common Stock to the Record Holders.

(b) Each Ancillary Agreement will have been executed and delivered by each Person that is a party thereto.

(c) The Form 10 shall have become effective under the Exchange Act, no stop order suspending that effectiveness will be in effect, and no proceedings for such purpose will be pending before or threatened by the SEC.

(d) The MVWC Common Stock will have been accepted for listing on the Exchange, subject to official notice of issuance.

(e) A private letter ruling from the IRS in form and substance reasonably satisfactory to MII, will have been obtained to the effect that, on the basis of the facts, representations and assumptions set forth in the written request for such ruling which are consistent with the state of the facts existing at the time of the Distribution, among other things, that (i) the MVWC Contribution followed by the Distribution will constitute a reorganization under Section 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of MII upon their receipt of MVWC Common Stock pursuant to the Distribution under Section 355 of the Code, except for cash received in lieu of fractional shares of MVWC Common Stock and (iii) no gain or loss will be recognized by MII in respect of the MVWC Contribution and upon the distribution of MVWC Common Stock to its shareholders in the Distribution under Sections 355 and 361 of the Code, and the ruling will, as of the Distribution Date, remain in full force and effect and will not have been modified or amended in any respect adversely affecting the tax consequences set forth therein.

(f) MII will have received the written opinion of Shearman & Sterling LLP dated the Distribution Date in form and substance acceptable to MII (which opinion will remain in full force and effect and which may rely upon the effectiveness of the private letter ruling referred to in Section 3.2(e)), substantially to the effect that among other things, (i) the MVWC Contribution followed by the Distribution will constitute a reorganization under Section 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of MII upon their receipt of MVWC Common Stock pursuant to the Distribution under Section 355 of the Code, except for cash received in lieu of fractional shares of MVWC Common Stock and (iii) no gain or loss will be recognized by MII in respect of the MVWC Contribution and upon the distribution of MVWC Common Stock to its shareholders in the Distribution under Sections 355 and 361 of the Code.

(g) The Internal Reorganization (other than the MVW Holdings Financing) will have been completed.

(h) No order, injunction or decree that would prevent the consummation of the Distribution will be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution will be in effect, and no other event will have occurred or failed to occur that prevents the consummation of the Distribution.

(i) No other events or developments will have occurred prior to the Distribution that, in the judgment of the MII Board, would result in the Distribution not being in the best interest of MII or the stockholders of MII, or that it is not advisable for MVWC to separate from MII.

(j) The actions set forth in Sections 3.1(c), (g), (h), and (j) will have been completed.

(k) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof will have been obtained and be in full force and effect.

(l) MVWC will have entered into the Corporate Credit Facility and the Warehouse Credit Facility as of or prior to the Distribution and made the draws thereunder contemplated to be made prior to the Distribution.

(m) The MII Board will have received an opinion, in form and substance acceptable to MII, as to the solvency of MII and MVWC.

The foregoing conditions may only be waived by the MII Board, in its sole and absolute discretion, are for the sole benefit of MII and will not give rise to or create any duty on the part of the MII Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Article X or alter the consequences of any such termination from those specified in Article X. Any determination made by the MII Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 will be conclusive.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 The Distribution.

(a) Each party hereto will cooperate with the other party to accomplish the Distribution and will use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the parties will provide to the Agent all share documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, MII will deliver to the Agent all of the issued and outstanding shares of MVWC Common Stock then owned by MII or any other MII Entity and book-entry authorizations for such shares and (ii) on the Distribution Date, MII will instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of MVWC Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at the Effective Time. On or as soon as practicable after the Distribution Date, the Agent will mail an account statement indicating the number of shares of MVWC Common Stock that have been registered in book-entry form in the name of each Record Holder.

(c) With respect to the shares of MVWC Common Stock remaining with the Agent 180 days after the Distribution Date, the Agent will deliver any such shares as directed by MVWC, with the consent of MII (which consent will not be unreasonably withheld or delayed).

Section 4.2 Fractional Shares.

(a) MII will direct the Agent, as soon as practicable after the Distribution Date, to (a) determine the number of whole shares and fractional shares of MVWC Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions or otherwise as determined by the Agent at then prevailing trading prices on behalf of Record Holders that would otherwise be entitled to fractional share interests and

(c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder or beneficial owner’s ratable share of the net proceeds of such sales, based upon the weighted average gross selling price per share of MVWC Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law and less any applicable transfer, stock transfer, stamp or similar Taxes. MVWC will be responsible for payment of any brokerage fees associated with such sales. None of MII, MVWC or the Agent will guarantee any minimum sale price for the fractional shares of MVWC Common Stock. Neither MII nor MVWC will pay any interest on the proceeds from the sale of such shares.

Section 4.3 Sole Discretion of the MII Board. The MII Board will, in its sole and absolute discretion, determine the Record Date, the Effective Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the MII Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution Date decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.1(c) or elsewhere in this Agreement or any Transaction Agreement, effective as of the Effective Time, MVWC does hereby, for itself and each wholly owned MVWC Entity and their respective Affiliates (other than Special Purpose Entities), predecessors, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of MVWC or any such MVWC Entity (in each case, in their respective capacities as such), remise, release and forever discharge each MII Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of MII or any such wholly owned MII Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “MII Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b) Except as provided in Section 5.1(c) or elsewhere in this Agreement or any Transaction Agreement, effective as of the Effective Time, MII does hereby, for itself and each wholly owned MII Entity and their respective Affiliates, predecessors, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of MII or any such MII Entity (in each case, in their respective capacities as such), remise, release and forever discharge each MVWC Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of MVWC or any such MVWC Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “MVWC Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time Date, whether or not known as of the Effective Time, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c) Nothing contained in Sections 5.1(a) or 5.1(b) will impair any right of any Person to enforce this Agreement, any Transaction Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.3(b). Nothing contained in Sections 5.1(a) or 5.1(b) will release any Person from:

(i) any Liability provided in or resulting from any agreement among any MII Entities and any MVWC Entities that will not terminate as of the Effective Time, as specified in Section 2.3(b), or any other Liability that is not to terminate as of the Effective Time, as specified in Section 2.3(b);

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Transaction Agreement;

(iii) any Liability for payment for goods, services or property purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time or any related refund claims; or

(iv) any Liability the release of which would result in the release of any Person other than a MII Released Person or a MVWC Released Person; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any MII Released Person or MVWC Released Person, as applicable, with respect to any Liability to the extent that such MII Released Person or MVWC Released Person would have been released with respect to such Liability by Section 5.1(a) or Section 5.1(b), respectively, but for the provisions of this clause (iv).

(d) MVWC will not make, and will not permit any other MVWC Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any MII Entity, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). MII will not make, and will not permit any other MII Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any MVWC Entity, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) At any time, at the request of any other party, each party will cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 5.1. The agreements or other documents governing any future disposition of a MII or MVWC Subsidiary will provide, for the benefit of the MII Released Persons and the MVWC Released Persons, as applicable, that the disposed Subsidiary agrees to provide such release upon request of MVWC or MII, as applicable.

Section 5.2 Indemnification by MVWC . Subject to Section 5.4, following the Effective Time, MVWC will indemnify, defend and hold harmless MII, each MII Entity and its Affiliates and each of their and their Affiliates’ respective current, former and future directors, officers and employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MII Indemnitees”), from and against any and all Liabilities of the MII Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the MVWC Business, including the failure of MVWC or any other MVWC Entity or any other Person to pay, perform or otherwise promptly discharge any Liability relating to or arising out of or resulting from the MVWC Business in accordance with its terms, whether prior to or after the Effective Time (but not including the MII Transferred Assets and MII Assumed Liabilities);

(b) the operation or conduct of any business conducted by any member of the MVWC Group at any time after the Effective Time;

(c) the MVWC Transferred Assets, whether prior to or after the Effective Time;

(d) the MVWC Liabilities, whether prior to or after the Effective Time;

(e) any breach by any MVWC Entity of this Agreement or any of the Transaction Agreements unless such Transaction Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder and not hereunder; and

(f) any payment made by MII under the Credit Support Instruments or the Parent Undertaking Agreements.

Section 5.3 Indemnification by MII. Subject to Section 5.4, following the Effective Time, MII will indemnify, defend and hold harmless MVWC, each MVWC Entity and its Affiliates and each of their and their Affiliates’ respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MVWC Indemnitees”), from and against any and all Liabilities of the MVWC Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the MII Retained Business, including the failure of MII or any other MII Entity or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the MII Retained Business in accordance with its terms, whether prior to or after the Effective Time (but not including the MVWC Transferred Assets and the MVWC Assumed Liabilities);

(b) the operation or conduct of any business conducted by any member of the MII Group at any time after the Effective Time;

(c) the MII Transferred Assets, whether prior to or after the Effective Time;

(d) the MII Liabilities, whether prior to or after the Effective Time; and

(e) any breach by any MII Entity of this Agreement or any of the Transaction Agreements unless such Transaction Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder and not hereunder.

Section 5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties hereto intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of the Liability for which indemnification is sought or (ii) other amounts recovered from any third-party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement under Section 5.2 or Section 5.3 of this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to defend or make payment in response to any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party will be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof. Each member of the MII Group and MVWC Group will use its reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article V; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds will not limit the Indemnifying Party’s obligations hereunder.

(c) Except to the extent otherwise required by applicable Law, any indemnity payment hereunder shall be treated, for all Tax purposes, as made immediately before the Effective Time (i) as a distribution by MVWC to MII, if made pursuant to Section 5.2 and (ii) as a contribution by MII to MVWC, if made pursuant to Section 5.3. The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be made on an after-Tax basis. For this purpose, “after-Tax basis” means the actual amount of any payment to be made with respect to such Liability, after giving effect to any Tax cost actually incurred by the Indemnitee arising out of the receipt of such payment, and reducing such payment by the value of any and all federal, state or other Tax benefits actually realized by the Indemnitee in respect of the payment of the indemnified or reimbursed Liability, which Tax costs and Tax benefits shall be treated as actually incurred or actually realized, as the case may be, based on a with-and-without Tax calculation and assuming that all other gain, income, loss, deduction and other items are taken into account by the Indemnitee prior to taking into account any such Tax cost or Tax benefit.

Section 5.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee receives notice or otherwise learns that a Person (including any Governmental Authority) other than a MII Entity or a MVWC Entity has asserted any claim or commenced an Action for which the Indemnitee may be entitled to indemnification under this Agreement or any Transaction Agreement (collectively, a “Third-Party Claim”), the Indemnitee will notify the Indemnifying Party in writing as promptly as practicable. Any such notice will describe the Third-Party Claim in reasonable detail and include written correspondence from the third party regarding the Third-Party Claim. If an Indemnitee does not provide this notice of a Third-Party Claim, the Indemnifying Party will not be relieved of its indemnification obligations under this Article V, except to the extent that the Indemnifying Party suffers actual harm as a result of such Indemnitee’s failure to give timely notice. The Indemnitee will deliver copies of all documents it receives regarding the Third-Party Claim to the Indemnifying Party promptly (and in any event within five (5) Business Days) after the Indemnitee receives them.

(b) With respect to any Third-Party Claim:

(i) Unless the parties otherwise agree, within 30 days after an Indemnifying Party receives notice of a Third-Party Claim in accordance with Section 5.5(a), the Indemnifying Party will defend the Third-Party Claim (and, unless the

Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise such Third-Party Claim), at its expense and with its counsel. The Indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise, or settlement of the Third-Party Claim. However, the Indemnifying Party will pay the fees and expenses of counsel the Indemnitee engages (A) for any period during which the Indemnifying Party has not assumed the defense of the Third-Party Claim (other than for any period in which the Indemnitee did not notify the Indemnitee of the Third-Party Claim as required by Section 5.5(a)) or (B) if engagement of counsel is as a result of a conflict of interest, as the Indemnitee reasonably determines in good faith.

(ii) No Indemnifying Party will consent to entry of a judgment or settle a Third-Party Claim without the applicable Indemnitee’s consent, which consent may not be unreasonably withheld or delayed. However, an Indemnitee will consent to entry of a judgment or a settlement if it (A) does not include a finding or admission by the Indemnitee of a violation of Law or the rights of any Person, (B) involves only monetary relief which the Indemnifying Party has agreed to pay and could not reasonably be expected to have a significant adverse impact (financial or non-financial) on the Indemnitee, or any of its Subsidiaries or Affiliates, and (C) includes a full and unconditional release of the Indemnitee. An Indemnitee will not be required to consent to entry of a judgment or a settlement if it would permit an injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(c) No Indemnitee will admit any liability with respect to, or settle, compromise or discharge, a Third-Party Claim without the Indemnifying Party’s prior written consent, which consent may not be unreasonably withheld or delayed.

Section 5.6 Additional Matters.

(a) An Indemnitee will give the Indemnifying Party timely written notice of any claim regarding a Liability that does not result from a Third-Party Claim. If the Indemnifying Party does not respond to this notice within 30 days after receiving the notice, the Indemnifying Party will be deemed to have refused to accept responsibility to make payment. If the Indemnifying Party does not respond within this 30-day period or rejects the claim in whole or in part, the Indemnitee may pursue remedies specified by this Agreement and the Transaction Agreements, as applicable, as well as remedies available under applicable Law.

(b) If an Indemnifying Party makes an indemnification payment in connection with a Third-Party Claim, the Indemnifying Party will be subrogated to the Indemnitee’s rights, defenses or claims relating to such Third-Party Claim against the Person asserting the Third-Party Claim or against any other Person. The Indemnitee will cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in prosecuting any subrogated right, defense or claim.

(c) If an Indemnifying Party is not a named defendant in a Third-Party Action, at the request of either party, the parties will try to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If substitution or addition is not possible or is not requested, the named defendant will allow the Indemnifying Party to manage the Action as set forth in Section 5.5.

Section 5.7 Contribution.

(a) If the indemnification provided for under this Agreement is unavailable, or insufficient to hold harmless an Indemnitee in respect of any indemnified Liability, the Indemnifying Party will contribute to the amount paid or payable by the Indemnitee as a result of such Liabilities. The amount contributed by the Indemnifying Party will be in such proportion as reflects the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions resulting in the Liability and any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnitee will depend on, among other things, whether the misstatement, omission or alleged misstatement or omission of a material fact relates to Information supplied by such Indemnifying Party or Indemnitee, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such misstatement or omission.

(b) The parties agree that any method of allocation of contribution under this Section 5.7 will take into account the equitable considerations referred to in Section 5.7(a). The amount paid or payable by an Indemnitee to which the Indemnifying Party will contribute will be deemed to include any legal or other expenses reasonably incurred by the Indemnitee to investigate any claim or defend any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.8 Remedies Cumulative. The remedies provided in this Article V are cumulative and do not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.9 Survival of Indemnities. The rights and obligations of each of MII, MVWC and their respective Indemnitees under this Article V will survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

Section 5.10 Limitation on Liability. Except as may expressly be set forth in this Agreement, none of MII, MVWC or any other member of either Group will in any event have any Liability to the other or to any other member of the other’s Group, or to any other MII Indemnitee or MVWC Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) for any indirect, punitive or consequential damages (other than to the extent the Indemnitee is liable for such damages under a court order issued in connection with a Third Party Claim).

Section 5.11 Change of Control Triggering Event. Upon a Change of Control Triggering Event prior to the fifth anniversary of the Distribution, MVWC promptly will provide notice to MII describing in reasonable detail the circumstances surrounding the

Change of Control Triggering Event. Immediately after such Change of Control Triggering Event and until the fifth anniversary of the Distribution, MVWC will provide credit support in the form of one or more standby letters of credit in an amount equal to $50 million (the other terms and provisions of which will be reasonably satisfactory to MII) to support MVWC’s obligations under Section 5.2.

ARTICLE VI

INSURANCE

Section 6.1 Insurance Matters.

(a) The parties intend that the MII Entities and the MVWC Entities, from and after the Effective Time, be successors-in-interest to and retain all rights and interest that each has as of the Effective Time (i) with respect to all claims whether known, unknown, contingent or otherwise, under any Insurance Policy with an occurrence based trigger issued to and/or providing coverage to MII or MVWC, as it existed immediately prior to the Effective Time, or any of its Subsidiaries or Affiliates, (ii) with respect to all claims whether known, unknown, contingent or otherwise, under any third party Insurance Policies, any agreements related to such Insurance Policies executed and delivered prior to the Effective Time, including any rights or interests each has, as an insured, named insured, or additional named insured, additional insured, or loss payee, Subsidiary, Affiliate, division or department, to avail itself of any benefit under any such Insurance Policy or any such agreement related to such policy as in effect prior to the Effective Time, and (iii) with respect to claims that are known and/or reported to the insurer or claims department prior to the Effective Time, under any Insurance Policy with a claims based trigger issued to and/or providing coverage to MII or MVWC, as it existed immediately prior to the Effective Time, or any of its Subsidiaries or Affiliates. The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy and all claims are subject to the insurance policy terms and conditions. Notwithstanding the foregoing, no MII Entity or MVWC Entity will be deemed to have made any representation or warranty as to the availability of any Insurance Policy or the rights and benefits provided thereunder. MVWC shall be liable for any changes in self-insured retentions, deductibles, charge backs or similar related costs with respect to the MVWC Business in connection with the policies set forth in Section 6.1(a)(i) and (iii) on a per claim basis through September 30, 2012, subject to policy terms and conditions, but in no event shall the per claim amount exceed the maximum self-insured retentions, deductibles, charge back or similar related costs amount established for MVWC as defined by applicable MII insurance programs as of immediately prior to the Effective Time.

(b) This Agreement shall not be construed to waive any rights or remedies of any MII Entity or MVWC Entity in respect of any Insurance Policy.

(c) Each of MII and MVWC hereby agrees, for itself and for each other MII Entity and MVWC Entity, respectively, that, as and to the extent necessary to give effect to Section 6.1(a), it will assign any chose in action, claim, right or benefit under any Insurance Policy; provided, however, that no MII Entity or MVWC Entity will take such action, and this Agreement may not be considered as an attempted assignment of any rights or interests under any policy of insurance or as a contract of insurance, if such an assignment would be prohibited or would otherwise adversely affect the rights of the insured parties.

(d) Each of MII and MVWC hereby agrees, for itself and each other MII Entity and MVWC Entity, respectively, that the insured that is seeking benefits will perform all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insured’s right to obtain benefits under that Insurance Policy, subject to the indemnification provisions of Article V.

(e) For all policies of insurance with third-party insurance companies, the parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided thereunder and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies. The parties agree to exchange information upon reasonable request of any other party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the parties may need to determine the status of the Insurance Policies and the continued availability of benefits thereunder. In the event that claims relate to the same occurrence for which MII Group and MVWC Group are jointly seeking coverage under such any Insurance Policies, both parties shall maintain the right to participate in defense efforts, even at each parties own expense, to the extent that such expenses are not covered by the applicable Insurance Policies. In the event that policy limits under an applicable Insurance Policy are not sufficient to fund all covered claims of MII Group and MVWC Group, amounts due under such policy shall be paid on a first come first serve basis, and any amounts due simultaneously shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(f) Notwithstanding anything to the contrary in this Article VI, Marriott Claims Services, Inc. shall have the authority to administer and settle claims to the extent insured under any MII managed insurance programs. Pursuant to Section 8.7, MVWC shall cooperate in the investigation and disposition of all claims handed by Marriott Claims Services, Inc. and including but not limited to return-to-work efforts and attendance at trials to the extent reasonably determined by Marriott Claims Services, Inc.

(g) For a period of six (6) years from the Distribution Date, the certificate of incorporation, as amended, and bylaws, as amended, of each of MVWC and MII will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws of each immediately after the Effective Time, which provisions may not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the MVWC Group or the MII Group, unless such modification is required by Law (and then only to the minimum extent required by Law).

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 7.1 Agreement for Exchange of Information.

(a) Except in the case of an adversarial Action or threatened adversarial Action related to a request hereunder by any member of either the MII Group or the MVWC Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), and subject to Section 7.1(b), each of MII and MVWC, on behalf of the members of its respective Group, will use reasonable best efforts to provide (except as otherwise provided in this Agreement or any Transaction Agreement, at the sole cost and expense of the requesting party), to the other Group, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such respective Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Laws in respect of Taxes) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Transaction Agreement, any agreement listed in Section 2.3(b) or any other agreements or arrangements entered into prior to the Effective Time with respect to which the requesting party requires information from the other party in order to fulfill the requesting party’s obligations under such agreement or arrangement. The receiving party may use any Information received pursuant to this Section 7.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and will otherwise take reasonable steps to protect such Information. Nothing in this Section 7.1 may be construed as obligating a party to create Information not already in its possession or control. Notwithstanding this Section 7.1(a), the parties agree that the provisions of the Tax Sharing and Indemnification Agreement shall govern with respect to the sharing of Information related to Taxes.

(b) If any party determines that the exchange of any Information pursuant to Section 7.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party will not be required to provide access to or furnish such Information to the other party; provided, however, that the parties will take all reasonable measures to permit compliance with Section 7.1(a) in a manner that avoids any such harm or consequence. MII and MVWC intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege will not operate as a waiver of such privilege.

(c) After the Effective Time, each of MII and MVWC will maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit, contractual and other obligations.

Section 7.2 Ownership of Information. The provision of Information pursuant to Section 7.1, will not grant or confer rights of license or otherwise in any such Information.

Section 7.3 Compensation for Providing Information. Except as otherwise set forth in any Transaction Agreement, the party requesting Information pursuant to Section 7.1 agrees to reimburse the party providing such Information for the reasonable incremental costs, if any, of creating, gathering and copying such Information, to the extent that the providing party incurs such costs for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, the providing party will compute such costs in accordance with its standard methodology and procedures.

Section 7.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement from and after the Effective Time, each party agrees to use its reasonable best efforts to retain all Information in accordance with its record retention policy as in effect immediately prior to the Effective Time or as modified in good faith thereafter; provided, that to the extent any Transaction Agreement provides for a longer retention period for certain Information, that longer period will control. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that another party may have the right to obtain pursuant to this Agreement before the end of the period provided in the applicable record retention policy without first using its reasonable best efforts to notify such other party of the proposed destruction and giving such other party the opportunity to take possession of that Information before it is destroyed.

Section 7.5 Limitation of Liability. No party will have any liability to any other party if any Information exchanged or provided pursuant to this Article VIII that is an opinion, estimate or forecast, or that is based on an opinion, estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party will have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

Section 7.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII will be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Transaction Agreement.

Section 7.7 Production of Witnesses; Records; Cooperation.

(a) From and after the Effective Time, except in the case of an adversarial Action or threatened adversarial Action by any member of either the MII Group or the MVWC Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), each party, will cooperate and consult in good faith as reasonably requested in writing by the other party with respect to (i) any Action, (ii) this Agreement or any of the Transaction Agreements or any of the transactions contemplated hereby or thereby or (iii) any audit, investigation or any other legal requirement, and, use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise).

(b) Notwithstanding the foregoing, Section 7.7(a) does not require a party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business.

(c) The requesting party will bear all out-of-pocket costs and expenses that the other party incurs in connection with a request under this Section 7.7.

Section 7.8 Confidentiality.

(a) Subject to Section 7.9, each of MII and MVWC, on behalf of itself and each member of its Group, will hold, and will cause its respective Representatives to hold, in strict confidence, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Effective Time) or provided by any member of such other Group or its respective Representatives at any time pursuant to this Agreement, any Transaction Agreement or otherwise, and will not use any such Information other than for such purposes as will be expressly permitted hereunder or thereunder. The confidentiality obligation in this Section 7.8 does not apply to the extent that any Information is (i) generally available to the public through no fault of the disclosing party or any member of its Group or any of their respective Representatives, (ii) lawfully acquired from other sources by such party (or any member of such party’s Group), which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the disclosing party or its Group.

(b) Each receiving party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to any other Person, except those of its Representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Transaction Agreement, each disclosing party will, promptly after the request of the receiving party, either return to the disclosing party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), provided that such Persons may retain a copy of such Information on a confidential basis to the extent required by their record retention policies.

Section 7.9 Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it should disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority or properly constituted arbitral authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, to the extent permitted by Law, the Person required to disclose the information will give the applicable Person prompt, and to the extent reasonably practicable, prior written notice of such disclosure and an opportunity to contest such disclosure, and will use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective arrangement or order or other remedy is not obtained, the Person that is required to disclose such Information will furnish only that portion of such Information that is legally required to be disclosed and will use reasonable best efforts to ensure that confidential treatment is accorded such Information.

Section 7.10 Privilege. MVWC and MII recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the benefit of both the MVWC Group and the MII Group and that both the MVWC Group and the MII Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

(a) MII shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the MII Retained Business, whether or not the Privileged Information is in the possession of or under the control of MII or MVWC. MII shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting MII Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by MII, whether or not the Privileged Information is in the possession of or under the control of MII or MVWC.

(b) MVWC shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the MVWC Business, whether or not the Privileged Information is in the possession of or under the control of MVWC or MII. MVWC shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting MVWC Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by MVWC, whether or not the Privileged Information is in the possession of or under the control of MII or MVWC.

(c) MVWC and MII agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.10, with respect to all Privileges not allocated pursuant to the terms of Sections 7.10(a) and (b). All Privileges relating to any Action that involve both MVWC and MII in respect of which MVWC and MII retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

(d) No party may waive any Privilege that could be asserted under any applicable Law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with any third-party or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty days after notice upon the other party requesting such consent.

(e) In the event of any litigation or dispute between a member of the MII Group and a member of the MVWC Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the MII Group and the MVWC Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

(f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to any request for waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.10 or otherwise to prevent the production or disclosure of such Privileged Information.

(h) The transfer of the Information between MVWC Entities and MII Entities in accordance with this Agreement is made in reliance on the agreement of MVWC and MII, as set forth in Sections 7.8 and 7.10, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to Information being granted pursuant to this Article VII, the agreement to provide witnesses and individuals pursuant to this Article VII and the transfer of Privileged Information between MVWC Entities and MII Entities pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE VIII

FURTHER ASSURANCES

Section 8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will use its reasonable best efforts to take all actions, and to do all things reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Transaction Agreements.

(b) Without limiting the foregoing, each party will cooperate with the other party, and without any further consideration to (i) execute and deliver all instruments, including any instruments of conveyance, assignment and transfer as such party may be reasonably requested to execute and deliver to the other party, (ii) make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) seek or obtain any Governmental Approvals or other Consents required to effect the Separation or the Distribution, and (iv) take all such other actions as such party may reasonably be requested to take by any other party, consistent with the terms of this Agreement and the Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement and the Transaction Agreements and the transfers of the MVWC Assets and the MII Retained Assets and the assignment and assumption of the MVWC Assumed Liabilities and the MII Assumed Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Date, MII and MVWC in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, will each ratify any actions that are reasonably necessary or desirable to be taken by MII and MVWC or any other Subsidiary of MII or MVWC, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated by MII at any time prior to the Effective Time. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by MII and MVWC.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no party (or any of its directors or officers) will have any Liability or further obligation to any other party with respect to this Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Negotiation. If any Agreement Dispute arises and cannot be resolved in the ordinary course of business, MII or MVWC may deliver to the other party written notice of such Agreement Dispute (“Dispute Notice”) and the general counsels and chief financial officers of MII and MVWC and/or such other executive officer(s) designated by each of MVWC and MII will negotiate for a reasonable period of time to settle such Agreement Dispute. Unless otherwise agreed by the relevant parties, if within thirty days from delivery of such Dispute Notice, the Agreement Dispute has not been resolved, the Agreement Dispute will be referred to mediation in accordance with Section 10.2. In the event of any arbitration or litigation in accordance with this Article X, the relevant MII Entities and MVWC Entities may not assert any statute of limitations, laches or similar defenses relating to the date of receipt of the Dispute Notice, if the Dispute Notice was delivered prior to the expiration of the applicable statute of limitations period and the prosecuting party complies with the contractual time period or deadline under this Agreement or any Transaction Agreement to which such Agreement Dispute relates.

Section 10.2 Mediation. If, within 30 days after delivery of a Dispute Notice, a negotiated resolution of the Agreement Dispute under Section 10.1 has not been reached, MII and MVWC agree to seek to resolve the Agreement Dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures, and to bear equally the costs of the mediation; provided, however, that each MII Entity and MVWC Entity will bear its own costs in connection with such mediation. If the Agreement Dispute has not been resolved through mediation within 90 days after the date of service of the Dispute Notice, or such longer period as the parties may mutually agree in writing (the “Mediation Period” ), each party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3 Arbitration. If the Agreement Dispute has not been resolved for any reason during the Mediation Period, such Agreement Dispute will be resolved, at the request of any relevant party, by arbitration administered by the AAA under its Commercial Arbitration Rules, conducted in Washington, D.C., except as modified herein (the “Rules”). There will be three arbitrators. If there are only two parties to the arbitration, each of MII and MVWC will appoint one arbitrator within 20 days after receipt by respondent of a copy of the demand for arbitration. For purposes of this Article X, the

MII Group and the MVWC Group will each be deemed to be one party. The two party-appointed arbitrators will have 20 days from the appointment of the second arbitrator to agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not timely appointed by the parties under this Section 10.3 will be appointed in accordance with AAA Rule R.11, and in any such procedure, each party will be given a limited number of strikes, excluding strikes for cause. If there are multiple claimants and/or multiple respondents to the effect that there are more than two parties to the arbitration, all claimants and/or all respondents will attempt to agree upon their respective appointments. If such multiple parties fail to nominate an arbitrator within 30 days, the AAA will appoint an arbitrator on their behalf. In such circumstances, any existing nomination of the arbitrator chosen by the party or parties on the other side of the proposed arbitration will be unaffected, and the remaining arbitrators will be appointed in accordance with AAA Rules R.12 and R.13. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Article X will be determined by the arbitrators. In resolving any Agreement Dispute, the parties intend that the arbitrators will apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. MII and MVWC intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators will be final and binding on the parties. MII and MVWC agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court sitting in the Borough of Manhattan in The City of New York. The arbitrators will be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 5.10. The parties will use their reasonable best efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Subject to applicable Law, including disclosure or reporting requirements, or the parties’ agreement, the parties will maintain the confidentiality of the arbitration. Unless agreed to by all the parties or required by applicable Law, including disclosure or reporting requirements, the arbitrators and the parties will maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

Section 10.4 Treatment of Negotiations and Mediation. Without limiting the provisions of the Rules, unless otherwise agreed in writing or permitted by this Agreement, MII and MVWC will keep confidential all matters relating to this Article X and any negotiation, mediation, conference, arbitration, or discussion pursuant to this Article X will be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought in connection with an arbitration proceeding commenced pursuant to Section 10.3 or to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by applicable Law, including disclosure or reporting requirements. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions under Sections 10.1 and 10.2 that is not otherwise independently discoverable will be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

Section 10.5 Continuity of Service and Performance. Unless otherwise agreed in writing, MII and MVWC will continue to provide service and honor all other commitments under this Agreement and each Transaction Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Section 10.6 Consolidation. The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Transaction Agreements if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Transaction Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

(b) This Agreement and the Transaction Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof or thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein. In the event of any conflict or inconsistency between any provision of any of the Transaction Agreements and any provision of this Agreement, the applicable Transaction Agreement will control over the inconsistent provisions of this Agreement as to the matters specifically addressed in such Transaction Agreement.

(c) MII represents on behalf of itself and each other MII Entity and MVWC represents on behalf of itself and each other MVWC Entity that:

(i) each such Person is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;

(ii) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(iii) this Agreement and each Transaction Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof and thereof.

Section 11.2 Governing Law. This Agreement and each Transaction Agreement, except as otherwise expressly provided herein or therein, will be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.3 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any of the Transaction Agreements or the transactions contemplated hereby or thereby will be brought in any state or federal court sitting in the State of New York, so long as one of such courts has subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.7 will be deemed effective service of process on such party.

Section 11.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.5 Assignment. Except as otherwise set forth in any Transaction Agreement, this Agreement and each Transaction Agreement will be binding upon and inure to the benefit of the parties and the parties to each Transaction Agreement, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Transaction Agreement without the express prior written consent of the other party hereto or thereto, except as may be set forth in any such Transaction Agreement.

Section 11.6 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any MII Indemnitee or MVWC Indemnitee in their respective capacities as such, except for Section 6.1(g), and except as specifically provided in the Employee Benefits Allocation Agreement, (i) the provisions of this Agreement and each Transaction Agreement are solely for the benefit of the parties hereto and thereto and are not intended to confer upon any Person except such parties any rights or remedies hereunder or thereunder, and (ii) except as may be specifically provided in any Transaction Agreement with respect to such Transaction Agreement, there are no third party beneficiaries of this Agreement or any Transaction Agreement and neither this Agreement nor any Transaction Agreement will provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Transaction Agreement.

Section 11.7 Notices. All notices and other communications hereunder must be in writing and will be deemed duly delivered (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice

(i)	if to MII or any other MII Entity, to:

Marriott International, Inc.
10400 Fernwood Road
Bethesda, MD 20817
Attention: Chief Financial Officer

    Dept. 52/924.11

    Facsimile: (301) 380-5067

with a copy (which will not constitute notice) to the same address:

Attention: General Counsel

    Dept. 52/923

    Facsimile: (301) 380-6727

(ii)	if to MVWC or any other MVWC Entity, to:

Marriott Vacations Worldwide Corporation
6649 Westwood Blvd
Orlando, FL 32821
Attention: President and Chief Executive Officer
Facsimile: (407) 206-6037

with a copy (which will not constitute notice) to:

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd

Orlando, FL 32821

Attention: General Counsel

Facsimile: (407) 513-6680

Section 11.8 Severability. If any provision of this Agreement or any Transaction Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 11.9 Expenses.

(a) MVWC and MII will agree, prior to the Effective Date, which party or parties shall be responsible for certain expenses expected to be incurred in connection with the Internal Reorganization, the Distribution and the performance of this Agreement. Except as expressly agreed by MVWC and MII pursuant to this Section 11.9(a), or as set forth elsewhere in this Agreement or in any Transaction Agreement, all fees, costs and expenses paid or incurred in connection with the post-Distribution performance of this Agreement and any Transaction Agreement, whether performed by a third-party or internally, will be paid by the party incurring such fees or expenses, whether or not the Distribution is consummated.

(b) Except where context otherwise requires, references in this Agreement to “costs and expenses” include the relevant party’s allocated costs of employees (including in-house counsel and other personnel), fringe benefit costs, general and administrative costs, overhead, document processing vendors, litigation support, including e-discovery consultants, testifying and non-testifying experts, and other consultants.

Section 11.10 Headings. The Article, Section and paragraph headings contained in this Agreement and in the Transaction Agreements are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or any Transaction Agreement.

Section 11.11 Waivers of Default. Waiver by any party of any default by any party of any provision of this Agreement or any Transaction Agreement will not be deemed a waiver by the waiving party of any subsequent or other default, nor will it prejudice the rights of any other party.

Section 11.12 Specific Performance. Except as otherwise expressly provided in this Agreement or any Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties that are or are to be thereby aggrieved will have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 11.13 Amendments. No provisions of this Agreement or any Transaction Agreement (except as expressly otherwise provided in any Transaction Agreement) will be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced.

Section 11.14 Payment. Except as expressly provided in this Agreement or any Transaction Agreement, any amount payable pursuant to this Agreement or any Transaction Agreement by one party (or any member of such party’s Group) to a member of the other party’s Group will be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand must include documentation setting forth the basis in reasonable detail for the amount payable. Any payment not made within 30 days of the written demand for such payment will accrue interest at a rate per annum equal to the lesser of (i) LIBOR plus 800 basis points or (ii) the maximum rate permitted by applicable usury laws, provided, that in the event of a bona fide dispute regarding such payment interest shall be deferred until the dispute has been resolved, at which time any amount or portion which is determined to have been payable shall bear interest at a rate of LIBOR plus 200 basis points from the original payment due date.

Section 11.15 Coordination with Tax Sharing and Indemnification Agreement. Notwithstanding anything in this Agreement to the contrary, except for those tax matters specifically addressed herein, the Tax Sharing and Indemnification Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

Section 11.16 Interpretation. In this agreement, words in the singular are deemed to include the plural and vice versa and words of one gender are deemed to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (or the applicable Transaction Agreement) taken as a whole (including all of the Exhibits and Schedules hereto and thereto) and not to any particular provision of this Agreement (or such Transaction Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Transaction Agreement) unless otherwise specified. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement (or the applicable Transaction Agreement) means “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” is not exclusive. Unless otherwise specified or the context otherwise requires, (i) all agreements, undertakings and obligations of the parties under this Agreement that do not by their terms or context apply only prior to or on or after the Effective Time apply before, on and after the Effective Time, and (ii) where MII or MVWC agrees to perform an action or abide by an agreement, that agreement also includes such party’s agreement to cause the other members of its Group to do so, and to take commercially reasonable efforts to cause third parties to do so.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE XII

GUARANTY

Section 12.1 Guaranty. Each Guarantor unconditionally and irrevocably guarantees to MII that if MVWC fails for any reason to perform when due any of its respective obligations to MII (the “Obligations”) within the time specified therein, it will without any demand or notice whatsoever promptly pay or perform such Obligations (the “Guaranty”). The Guarantors acknowledge that the Guaranty is a continuing guaranty and may not be revoked and shall not otherwise terminate unless this (i) Agreement has terminated or expired in accordance with Article IX and (ii) all amounts owing to MII by MVWC and the Guarantors pursuant to the Obligations have been paid in full. The liability of each Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of MVWC or any other Guarantor and a separate action or actions may be brought and prosecuted against any Guarantor, whether or not any action is brought or prosecuted against MVWC or any other Guarantor or whether MVWC or any other Guarantor is joined in any such action or actions. The Guaranty shall be construed as a continuing, absolute and unconditional guaranty both of performance and of payment (and not merely of collection) without regard to: (i) any modification, amendment or variation in or addition to the terms of any of the Obligations or any covenants in respect thereof or any security therefor, (ii) any extension of time for performance or waiver of performance of any covenant of Obligor or any failure or omission to enforce any right with regard to or any other indulgence with respect to any of the Obligations, (iii) any exchange, surrender, release of any other guaranty of or security for any of the Obligations or (iv) any bankruptcy, insolvency, reorganization, or proceeding involving or affecting MVWC or any other Guarantor, it being our intent that the our obligations hereunder shall be absolute and unconditional under any and all circumstances.

Section 12.2 Guarantor Waivers . Each Guarantor hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Obligations and any requirement that MII exhaust any right, power or remedy or proceed against MVWC or any other Guarantor of or any security for any of the Obligations. Each and every default in payment or performance by MVWC of any of the Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder against any Guarantor as each cause of action arises. Notwithstanding the foregoing, MII hereby acknowledges and agrees that the Guarantors do not waive any defense that an Obligation has already been paid, already been performed, is not due or yet due, or is subject to offset under the terms of this Agreement. For the avoidance of doubt, nothing herein shall obligate any Guarantor to make any payment which is illegal for such Guarantor to have made under any Applicable Law now or hereafter in effect in any jurisdiction applicable to such Guarantor.

Section 12.3 Maximum Liability of Guarantors . It being understood that the intent of MII is to obtain a guaranty from each Guarantor, and the intent of each Guarantor is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a) if (i) the sum of the obligations of the Guarantors hereunder (the “Guarantor Obligations”) exceeds (ii) the sum (such sum, the “Total Available Net Assets”) of the Maximum Available Net Assets of the Guarantors and MVWC, in the aggregate, then the Guarantor Obligations of each Guarantor shall be limited to the greater of (x) the Total Available Net Assets and (y) the value received by such Guarantor in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

(b) if, but for the operation of this clause (b) and notwithstanding clause (a) above, the Guarantor Obligations of any Guarantor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Guarantor’s (i) rights of contribution, reimbursement and indemnity from MVWC and the other Guarantors with respect to amounts paid by such Guarantor in respect of the Obligations (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of MII, then the Guarantor Obligations of such Guarantor shall be the largest amount, if any, that would not leave such Guarantor, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of a Guarantor are subject to clause (a) or are avoidable as referenced in clause (b) shall have the burden (including the burden of production and of persuasion) of proving (i) the extent to which such Guarantor Obligations, by operation of clause (a), are less than the Obligations owed by MVWC to MII or (ii) that, without giving effect to clause (b), the Guarantor Obligations of such Guarantor hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of clause (b), are less than the Obligations of MVWC, as the case may be.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and
Chief Financial Officer

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President and Chief Executive Officer

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President

MARRIOTT RESORTS HOSPITALITY CORPORATION

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President

[Signature Page to Separation and Distribution Agreement]

MVCI ASIA PACIFIC PTE. LTD.

By:	/s/ Pascale Dillon
Pascale Dillon
Director

MVCO SERIES LLC

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President

[Signature Page to Separation and Distribution Agreement]

Schedule 1.1

Parent Undertaking Agreements

1.	For each of the 2004-1, 2004-2, 2005-1, 2005-2, 2006-1, 2006-2, 2007-1, 2007-2, 2008-1, 2009-2, and 2010-1 term timeshare mortgage securitization transactions (the “Term Securitizations”), (a) the Seller Undertaking Agreement, and (b) the Servicer Undertaking Agreement.

2.	To the extent not transferred/replaced in the Internal Reorganization, (a) the $5M demand note from Marriott in favor of the applicable SPC for each Term Securitization, and (b) the Demand Promissory Note and Loan Agreement for each of the 2004-1 and 2004-2 Term Securitizations.

3.	Performance Guaranty dated as of September 1, 2011, made by MII and MVWC in favor of Marriott Vacations Worldwide Owner Trust 2011-1, and Wells Fargo Bank, National Association.

Schedule 2.3(b)(viii)

Certain Agreements, Commitments and Understandings

That Will Remain in Place following the Distribution

None

Schedule 2.7

MVWC Credit Support Instruments

The following letters of credit, and surety, performance and related bonds, to the extent that on the Distribution Date such instruments have not been cancelled or replaced with instruments obtained by the MVWC Group and for which only the MVWC Group is liable:

Letters of Credit

Issue Date	Expiration Date	Face Amount (or Approx. Current USD Equivalent)	Currency	Local Currency Amount	Issuing Bank	Subject
01/10/05	01/10/12	$150,000	USD	150,000	Bank of Nova Scotia	Escrow for MVCI Aruba NY purchasers
04/04/07	04/04/12	$75,000	USD	75,000	Bank of Nova Scotia	Escrow for MVCI Frenchman’s cove NY purchasers.
02/18/00	02/18/12	$272,257	AED	1,000,000	Citibank	MVCI Dubai Sales Office.
11/01/04	09/30/12	$265,259	BHD	100,000	Citibank	MVCI Bahrain sales office
05/31/07	02/07/12	$170,616	HKD	1,327,237	Citibank	Hong Kong sales gallery
08/31/07	09/30/12	$392,638	EUR	274,918	Citibank	Italian VAT refund of 2005.
08/12/08	08/13/13	$449,404	EUR	314,664	Citibank	Italian VAT refund of 2006.
09/19/08	09/30/13	$418,168	EUR	292,794	Citibank	Italian VAT refund of 2007.
01/07/10	02/08/12	$66,663	SAR	250,000	Citibank	MVCI Saudi Arabia Sales office.
01/07/10	02/08/12	$266,652	SAR	1,000,000	Citibank	MVCI Saudi Arabia Sales office.
01/20/10	05/31/14	$394,843	EUR	276,462	Citibank	Italian VAT refund of 2008.
11/08/10	01/31/14	$$94,898	EUR	66,446	Citibank	Italian VAT refund of 2009.

Total		$3,016,398

Surety, Performance and Related Bonds

The parties are in the process of transferring obligations with respect to outstanding surety, performance and related bonds that support the MVWC Business from MII to MVWC. The parties will prepare and agree upon a schedule of bond obligations that have not been transferred shortly before the Effective Date.

Schedule I

MII Assumed Liabilities

•	Liabilities on the Marriott Balance Sheet

•	Any and all Liabilities associated with the Assets listed on Schedule II

Schedule II

MII Transferred Assets

•

All interests in Luxury Hotels & Resorts (Thailand) Ltd., an MII Entity previously held by Marriott Vacation Properties of Florida, Inc., Marriott Overseas Owners Services Corporation, Marriott Resorts Hospitality Corporation, Marriott Resorts Sales Company, Inc., MORI Residences, Inc., and Marriott Resorts Travel Company, Inc.

•	All shares of MII Class A common stock held by MVWC Entities.

Schedule III

MVWC Assumed Liabilities

•	All Liabilities on the MVWC Balance Sheet

•	Any and all Liabilities associated with the Assets listed on Schedule IV

•	Any and all Liabilities of the entities listed on Schedule V

•	Any and all Liabilities and obligations of MII Entities with respect to the following:

o	Euro Disney ticket purchase obligations

o	Kapalua, Hawaii “bad boy” guarantee

o	Kapalua, Hawaii completion guarantee

o	Kapalua, Hawaii guarantee of loans associated with fractional interests

o	Shadow Ridge, California resort procurement services obligations

o	Vail, Colorado lease of commercial unit in Bridge Street Building

o	Newport Beach, California office space lease from The Irvine Co.

o	2010 and earlier timeshare note securitizations

o	Merchant acquiring business relationship between MVCI Asia Pacific Pte. Ltd and Citibank Singapore Limited

Schedule IV

MVWC Transferred Assets

•

All interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any entity shown on Schedule V that was transferred to the MVW Group in the Internal Reorganization.

•

All interests of the MII Group in any capital stock or other equity, partnership, membership, joint venture or similar interests of Mai Kao Development Limited, Phuket Land Owner Limited and PLOL Holdings Ltd.

•

Fee simple title to approximately 32 parcels located in Absecon, New Jersey (including parcels affected by that certain Golf Course Lease (Pines Course) by and between Marriott Corporation (Landlord) and MSCC Limited Partnership (Tenant), dated as of May 4, 1988, as amended and assigned.

•

An assignment and assumption of all of MII’s right, title and interests in and to the following interests and agreements pertaining to the real property parcel improved by the building commonly known as Custom House, located at 3 McKinley Square, Boston, Massachusetts:

Agreement	Parties	Date	Recording Date
Purchase Option	Marriott International, Inc. The Boston Redevelopment Authority	9/28/95	1/12/96

Mortgage	Marriott International, Inc. The Boston Redevelopment Authority	9/28/95	1/12/96

Custom House Public Areas Agreement	Marriott International, Inc. Marriott Ownership Resorts, Inc. City of Boston, acting by and through its Public Improvements Commission The Boston Redevelopment Authority	12/21/95	1/12/96

Water and Sewer Agreement	Marriott International, Inc. Marriott Ownership Resorts, Inc. The Boston Redevelopment Authority Boston Water and Sewer Commission	12/21/95	1/12/96

•	All assets held by the MII Group in respect of the MVWC Business relating to The Ritz-Carlton Destination Club resort, St. Thomas, USVI

•	The license fee payable to the Ritz-Carlton Hotel Company, L.L.C. (“RCHC”) under the residential license agreement for Vail, Colorado, as and to the extent separately agreed to between MVWC and RCHC.

Schedule V

MVWC Subsidiaries

Subsidiary	Jurisdiction of Organization

MVW US Holdings, Inc.	Delaware

MVW of Nevada, Inc.	Nevada

Eagle Tree Construction, LLC	Florida

e-CRM Central, LLC	Delaware

Hard Carbon, LLC	Delaware

Heavenly Resort Properties, LLC	Nevada

K D Kapule LLC	Hawaii

Kauai Lagoons Holdings LLC	Delaware

Kauai Lagoons LLC	Hawaii

Kauai Lagoons Vessels LLC	Hawaii

Marriott Kauai Ownership Resorts, Inc.	Delaware

Marriott Overseas Owners Services Corporation	Delaware

Marriott Ownership Resorts, Inc.	Delaware

Marriott Ownership Resorts Procurement, LLC	Delaware

Marriott Resorts Hospitality Corporation	South Carolina

Marriott Resorts Sales Company, Inc.	Delaware

Marriott Resorts Title Company, Inc.	Florida

Marriott Resorts, Travel Company, Inc.	Delaware

Marriott Vacation Club Ownership II LLC	Delaware

Marriott Vacation Club Ownership LLC	Delaware

Marriott Vacation Properties of Florida, Inc.	Delaware

Marriott’s Desert Springs Development Corporation	Delaware

MH Kapalua Venture, LLC	Delaware

MORI Golf (Kauai), LLC	Delaware

MORI Member (Kauai), LLC	Delaware

MORI Residences, Inc.	Delaware

MORI SPC 2005-1 Corp.	Delaware

MORI SPC 2005-2 Corp.	Delaware

MORI SPC 2006-1 Corp.	Delaware

MORI SPC 2006-2 Corp.	Delaware

MORI SPC 2007-1 Corp.	Delaware

MORI SPC Corp.	Delaware

MORI SPC II, Inc.	Delaware

MORI SPC III Corp.	Delaware

MORI SPC Series Corp.	Delaware

MORI SPC V Corp.	Delaware

MORI SPC VI Corp.	Delaware

MORI SPC VII Corp.	Delaware

MTSC, INC.	Delaware

MVCO 2005-1 LLC	Delaware

MVCO 2005-2 LLC	Delaware

MVCO 2006-1 LLC	Delaware

MVCO 2006-2 LLC	Delaware

MVCO 2007-1 LLC	Delaware

Subsidiary	Jurisdiction of Organization

MVCO Series LLC	Delaware

RBF, LLC	Delaware

R.C. Chronicle Building, LP	Delaware

RCC (GP) Holdings LLC	Delaware

RCC (LP) Holdings L.P.	Delaware

RCDC 942, L.L.C.	Delaware

RCDC Chronicle, LLC	Delaware

The Cobalt Travel Company, LLC	Delaware

The Lion & Crown Travel Co., LLC	Delaware

The Ritz-Carlton Development Company, Inc.	Delaware

The Ritz-Carlton Management Company, LLC	Delaware

The Ritz-Carlton Sales Company, Inc.	Delaware

The Ritz-Carlton Title Company, Inc.	Delaware

MVW International Holding Company	Luxembourg

AP Resorts (Macau) Pte Ltd	Macau

AP Resorts Bangkok Limited	Hong Kong

Aruba Finance Holdings B.V.	Netherlands

Cabrita Partners, LLC	Virgin Islands -US

Club Resorts #1 Australia Ltd.	Australia

Costa del Sol Development Company N.V.	Aruba

Financiere 47 Park St Ltd	United Kingdom

Fortyseven Park St Ltd	United Kingdom

Hat 64	Cayman Islands

Marriott Ownership Resorts (Bahamas) Limited	Bahamas

Marriott Resorts Hospitality (Bahamas) Ltd.	Bahamas

Marriott Vacation Club Timesharing GmbH	Austria

MGRC Management Limited	United Kingdom

Marriott Resorts Hospitality of Aruba, N.V.	Aruba

Marriott Ownership Resorts (St. Thomas), Inc.	Virgin Islands -US

MVCI (Thailand) Limited	Thailand

MVCI AP Macau Marketing Pte Ltd.	Macau

MVCI Asia Pacific Finance Pte	Hong Kong

MVCI Asia Pacific Pte. Ltd	Singapore

MVCI Australia Pty Ltd	Australia

MVCI Egypt B.V.	Netherlands

MVCI Europe Limited	United Kingdom

MVCI Finance CV	Aruba

MVCI France SAS	France

MVCI Holdings B.V.	Netherlands

MVCI Holidays France SAS	France

MVCI Holidays, S.L.	Spain

MVCI Ireland, Ltd.	Ireland

MVCI Management, S.L.	Spain

Marriott Vacation Club International of Aruba N.V.	Aruba

Marriott Vacation Club International of Japan, Inc.	Japan

MVCI Playa Andaluza Holidays S.L.	Spain

MVCI Puerto Rico, Inc.	Puerto Rico

MVCI Services, Ltd.	Ireland

Subsidiary	Jurisdiction of Organization

MVCI St. Kitts Company Limited	St. Kitts and Nevis

MVCIAP Hong Kong PTE Ltd	Hong Kong

Promociones Marriott S.A. de C.V.	Mexico

R.M. Mexicana S.A. de C.V.	Mexico

RC Abaco Holding Company Ltd	Virgin Islands - BR

RC Management Company Bahamas Ltd.	Bahamas

The Abaco Club RC Ltd	Bahamas

The Ritz-Carlton Club, St. Thomas, Inc.	Virgin Islands - US